Exhibit 10.2

Execution Version

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 25, 2013, is entered into by and among InnerWorkings, Inc., a Delaware corporation (“Purchaser”), Tomas Baca (“Tomas”), and Filip Zak (“Filip”). Tomas and Filip are referred to herein each, individually, as a “Seller” and collectively, as the “Sellers”.

RECITALS

A. Sellers own 100% of the issued and outstanding shares of capital stock or other equity interests (collectively, the “Shares”) of each of:

(i) EYELEVEL s.r.o., a Czech Republic limited liability company with its registered office at Prague 4 - Kamýk, K Lesu 345/3, Postal Code 142 00, ID No.: 257 16 433 registered with the Commercial Register maintained by the Municipal Court in Prague, Section C, Insert 63801 (“Eyelevel CZ”) (such Shares being held: (A) 50% by Tomas corresponding to the registered capital contribution of CZK 50,000 and (B) 50% by Filip corresponding to the registered capital contribution of CZK 50,000; both Tomas and Filip have continuously owned their respective Shares in Eyelevel CZ for more than five (5) years and are therefore relieved from obligation to tax their income from the sale of Eyelevel CZ Shares);

(ii) EYELEVEL Solutions Ltd, a United Kingdom limited company (“Eyelevel UK”);

(iii) EYELEVEL, LLC, a Russian limited liability company duly incorporated on 15 April 2008 and existing in accordance with the laws of the Russian Federation, with its registered offices at Building 11, 14 Serebryakova Proezd, Moscow, 129343, the Russian Federation, registered with the Unified State Register of Legal Entities of the Russian Federation, under main state registration number (OGRN) 1087746517913, and with tax identification number 7734583415 (“Eyelevel Russia”);

(iv) EYELEVEL RETAIL SOLUTIONS CONSULTORIA LTDA., a Brazilian limited liability company (“Eyelevel Brazil”);

(v) Taizhou EYELEVEL Store Fixtures Co., Ltd., a Chinese limited liability company (“Eyelevel China”);

(vi) EYELEVEL Solution Pty Ltd ACN 158 690 432, an Australian proprietary limited company (“Eyelevel Australia”); and

(vii) EYELEVEL Limited, a Hong Kong company (“Eyelevel Hong Kong”).

Eyelevel CZ, Eyelevel UK, Eyelevel Russia, Eyelevel Brazil, Eyelevel China, Eyelevel Australia and Eyelevel Hong Kong are referred to herein, each, individually as a “Company” and collectively, as the “Companies”).

B. Sellers also own a majority of the issued and outstanding shares of capital stock of Eyelevel, Inc., an Oregon corporation (“Eyelevel US”).

C. The Companies are engaged in the business of selling and fulfilling sales of retail permanent displays and merchandise fixtures and providing related design services primarily in the countries of the European Union, Russia, Brazil, China, Australia and Hong Kong (the “International Business”) and together with Eyelevel US, are engaged in the business of selling and fulfilling sales of retail permanent displays and merchandise fixtures and providing related design services primarily in the United States (the “US Business”, and collectively with the International Business, the “Business”).

D. As of the date hereof, Purchaser has entered into that certain Stock Purchase Agreement (the “US Agreement”) with the Sellers and Ed Halla (“Ed”), whereby Purchaser will acquire all of the outstanding stock and other equity interests of Eyelevel US (the “US Acquisition”).

E. In connection with the transactions contemplated by this Agreement, each of Tomas and Filip are executing (i) an Employment Agreement with Eyelevel CZ and (ii) an Employee Innovations and Proprietary Rights Assignment Agreement with Eyelevel CZ, with each of the aforementioned agreements to be effective as of the Closing (as such term is defined in Section 8 below).

F. Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, the Shares, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Purchaser agree as follows:

1.                  Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the parties, at the Closing, Purchaser shall purchase and accept from each Seller, and each Seller shall sell, assign, transfer and deliver to Purchaser, all of such Seller’s right, title and interest in and to the Shares held by such Seller, free and clear of any and all liens, security interests, charges, pledges, covenants, conditions, restrictions, assessments, options, rights of first refusal, encumbrances and other adverse claims or rights whatsoever (collectively, “Encumbrances”).

2.                  Purchase Price. The aggregate purchase price being paid by Purchaser to Sellers for the transfer and delivery of the Shares and the rights and benefits conferred under this Agreement shall equal to an amount up to US $36,000,000 (thirty-six million U.S. dollars) (the “Purchase Price”). The Purchase Price shall be paid in such amounts, in such manner, and at such times as set forth below, and shall be allocated among the Companies as set forth on Schedule 2(a) hereto:

(a)    An amount equal to US $8,333,334 (eight million three hundred thirty-three thousand three hundred and thirty-four U.S. dollars), as adjusted pursuant to Section 3 below, shall be paid as follows:

(i)                 US $7,900,000 (seven million nine hundred thousand U.S. dollars), as adjusted pursuant to Section 3(a)(i) below, and minus (A) the aggregate outstanding amount of the shareholder loans currently payable by the applicable Seller to Eyelevel CZ, as set forth on Schedule 6(z) hereto (such amounts, the “Shareholder Loans”) (it being acknowledged and agreed that in lieu of payment of a portion of the Purchase Price equal to the amount of the Shareholder Loans, the Closing Payment has been reduced by such amount and the outstanding Shareholder Loans shall be deemed repaid and shall be cancelled as of the Closing) and (B) the amount set forth on Schedule 2(a) hereto opposite “Eyelevel Russia” to be paid only upon completion of the Russian Closing (as defined in Section 8(a)) (such total amount, as adjusted, the “Closing Payment”), shall be paid to Sellers at the Closing in cash, by wire transfer of immediately available funds in accordance with the instructions provided in the Disbursement Letter (as defined in Section 8(c)), and such Closing Payment shall be allocated among the Companies as set forth on Schedule 2(a) hereto; and

(ii)               US $433,334 (four hundred thirty-three thousand three hundred thirty-four U.S. dollars) (the “Holdback Amount”), shall be payable to Sellers in accordance with Sections 3(c)(ii) and 3(c)(iii) below, which amount shall be allocated one hundred percent (100%) to Eyelevel CZ.

(b)   An additional amount up to US $27,666,666 (twenty-seven million six hundred sixty-six thousand six hundred sixty-six U.S. dollars) shall be paid to Sellers in accordance with Section 4 below. Any additional amount paid in accordance with Section 4 shall be allocated one hundred percent (100%) to Eyelevel CZ.

3.                  Net Working Capital.

(a)    Estimated Net Working Capital.

(i)                 The Sellers’ Representative has prepared and delivered to Purchaser a consolidated balance sheet of the Companies as of June 30, 2013 prepared in accordance with GAAP (the “Estimated Closing Balance Sheet”), a copy of which is attached hereto as Exhibit A and which contains the Sellers’ good faith best estimate of the Net Working Capital as of June 30, 2013 (the “Estimated Net Working Capital”). To the extent that the Estimated Net Working Capital is less than US $1,398,250 (one million three hundred ninety-eight thousand two hundred fifty U.S. dollars) (the “Minimum Closing Net Working Capital”), the Purchase Price (and the Closing Payment pursuant to Section 2) will be decreased dollar-for-dollar by the amount of such shortfall. To the extent that the Estimated Net Working Capital is greater than the Minimum Closing Net Working Capital, the Purchase Price (and the Closing Payment required to be made pursuant to Section 2 at the Closing) will be increased dollar-for-dollar by the amount of such excess.

(ii)               For purposes of this Agreement, the term “Net Working Capital” means the aggregate amount of all of the Companies’ current assets minus the aggregate amount of all of the Companies’ current liabilities, in each case, as of June 30, 2013; provided, however, that the parties agree that for the purposes of determining Net Working Capital, (A) the Companies’ current liabilities shall not include (x) any Indebtedness of the Companies, which shall be paid off in full as of June 30, 2013, (y) any current deferred Tax liabilities, or (z) any Liabilities of the Companies which Sellers are obligated to pay pursuant to Section 12, and (B) the Companies’ current assets shall not include any current deferred Tax assets. The Net Working Capital shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied.

(iii)             For purposes of this Agreement, the term “Indebtedness” means all indebtedness for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees and prepayment penalties, if any, and including without limitation, (A) any indebtedness to any lender or creditor under credit facilities, (B) any letters of credit, (C) any cash overdrafts, (D) any capitalized leases, (E) any credit card balances, (F) any notes payable to shareholders, vendors, customers, or third parties, as well as any related interest, fees, and prepayment penalties, (G) any intercompany debt with Eyelevel US or any other affiliates, and any obligations related thereto, and (H) liabilities arising from accounts receivable sold under factoring or invoice discounting arrangements.

(b)   Actual Net Working Capital.

(i)                 Within seventy-five (75) days following the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative the following:

(A) a consolidated balance sheet of the Companies as of June 30, 2013 prepared in accordance with GAAP (the “Final Closing Balance Sheet”), reflecting any adjustments made by Purchaser to the Estimated Closing Balance Sheet; and

(B) Purchaser’s calculation of the Actual Net Working Capital, together with a statement setting forth the amount, if any, by which the Actual Net Working Capital is less than the Estimated Net Working Capital (such deficiency, the “Working Capital Deficit”) or the Actual Net Working Capital is greater than the Estimated Net Working Capital (such excess, the “Working Capital Surplus”), and together with a copy of work papers relied on by Purchaser in calculating Actual Net Working Capital. As used in this Agreement, the “Actual Net Working Capital” shall mean Net Working Capital as of June 30, 2013 determined on a basis consistent with the methodology set forth in Section 3(a)(ii).

Sellers’ Representative, Purchaser, and their respective accountants and other representatives shall fully cooperate with the others in the preparation and review of the Final Closing Balance Sheet, including, without limitation, by providing full access to the Companies’ books and records related thereto.

(ii)               Within thirty (30) days after the delivery of the Final Closing Balance Sheet to Sellers’ Representative, Sellers’ Representative may deliver written notice (the “Protest Notice”) to Purchaser of any objections, which notice shall describe the nature of any such objection in reasonable detail, identify the specific items involved and the dollar amount of each such objection. Sellers’ Representative shall provide reasonable supporting documentation for each such objection concurrently with the delivery of the Protest Notice. The failure of Sellers’ Representative to deliver such Protest Notice within the prescribed time period will constitute Sellers’ acceptance of the Final Closing Balance Sheet and shall constitute the final determination of the Actual Net Working Capital. After the end of such thirty (30) day period, Sellers’ Representative may not introduce additional disagreements with respect to any item in the Final Closing Balance Sheet.

(iii)             If Sellers’ Representative timely delivers a Protest Notice to Purchaser, then any dispute shall be resolved as follows:

(A) The parties shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of the Actual Net Working Capital. In the event that a written agreement determining the amount of the Actual Net Working Capital has not been reached within fifteen (15) business days after the date of receipt by Purchaser of the Protest Notice, Sellers’ Representative and Purchaser shall promptly and jointly engage Grant Thornton LLP to serve as the arbiter for the dispute over the calculation of the Actual Net Working Capital (the “Accounting Firm”), and each of Purchaser’s and Sellers’ Representative’s determination of the items in dispute shall promptly be submitted to the Accounting Firm.

(B) The Accounting Firm shall be directed to render a written report that sets forth the resolution of all items in dispute and that contains a final copy of the Final Closing Balance Sheet as promptly as practicable, and to resolve only those issues of dispute set forth in the Protest Notice. Each of Sellers’ Representative and Purchaser shall furnish to the Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Accounting Firm may reasonably request. The Accounting Firm shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of Purchaser and Sellers’ Representative to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the Actual Net Working Capital shall be final and binding upon each party hereto.

(C) The fees and expenses of the Accounting Firm shall be borne exclusively by the party whose last proposal with respect to the disputed items (prior to the submission thereof to the Accounting Firm) is furthest from the final determination of the disputed items (on an aggregate basis for all disputed items) by the Accounting Firm in accordance with the terms and provisions of this Agreement.

(c)    Net Working Capital Payments.

(i)                 If, after the final determination of the Actual Net Working Capital, there is a Working Capital Deficit, then the Closing Payment and the Purchase Price shall be reduced dollar-for-dollar by the entire amount of such Working Capital Deficit. Purchaser shall be entitled to the amount of such reduction, which amount shall be paid as follows:

(A) if the amount of the Working Capital Deficit is less than the Holdback Amount, then Purchaser shall offset the amount of the Working Capital Deficit against the Holdback Amount, and Purchaser shall retain the amount of such offset and pay the balance of the Holdback Amount to Sellers in cash in accordance with Sellers’ Representative’s written instructions within ten (10) business days after the final determination of the Actual Net Working Capital; and

(B) if the amount of the Working Capital Deficit is greater than the Holdback Amount (the amount of such difference, the “Shortfall”), then each Seller shall pay to Purchaser such Seller’s pro-rata share of the amount of such excess in cash within ten (10) business days after final determination of the Actual Net Working Capital, and Purchaser shall retain the full Holdback Amount.

(ii)               If, after the final determination of the Actual Net Working Capital, there is a Working Capital Surplus, then the Closing Payment and the Purchase Price shall be increased dollar-for-dollar by the entire amount of such Working Capital Surplus. Each Seller shall be entitled to such Seller’s pro-rata amount of such increase, and Purchaser shall pay the amount of such Working Capital Surplus to Sellers, together with the full Holdback Amount, in cash within ten (10) business days after final determination of the Actual Net Working Capital.

(iii)             If, after the final determination of the Actual Net Working Capital, the Net Working Capital is equal to the Estimated Net Working Capital, then Sellers shall be entitled to the full Holdback Amount, which amount shall be paid by Purchaser to Sellers in cash within ten (10) business days after the final determination of the Actual Net Working Capital.

(iv)             Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Purchaser may set-off a pro-rata amount of any Shortfall which it may be owed under this Section 3 after a final determination pursuant to Section 3(b)(ii), or by the Accounting Firm as provided for above, against amounts otherwise payable to each Seller under Section 4. The exercise of such a right of set-off by Purchaser in good faith will not constitute a breach of Section 4. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser or Sellers in any manner in the enforcement of any other remedies that may be available to it.

4.                  Earn-Out.

(a)    For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Additional Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 4(i), which shall, if made, constitute additional consideration for the shares of Eyelevel CZ.

“Cumulative EBITDA” shall mean the cumulative EBITDA for the Earn-Out Period.

“EBITDA” shall mean, for any period, the earnings of the Business attributable to all Earn-Out Accounts, before the deduction of interest, Taxes, depreciation and amortization, as determined in accordance with GAAP, consistently applied; provided, that the following items shall be excluded from the calculation of EBITDA and shall not cause a reduction of EBITDA for any applicable period:

(i) any Earn-Out Payment and any adjustments to the Purchase Price paid to Sellers during such period; and

(ii) any general, administrative or corporate overhead charges to the Business by Purchaser or any of its subsidiaries or affiliates (provided, however, that the Business may be charged for, and the calculation of EBITDA shall include, (A) the cost of all services provided by finance, accounting and information technology employees of the Business, but not such employees of Purchaser or any of its other subsidiaries or affiliates, (B) any salary, bonus, or commissions paid or payable by the Purchaser to any Seller for such period in accordance with such Seller’s employment agreement, and (C) the Business’ allocable share (as reasonably determined by Purchaser) of any out-of-pocket costs for products or services purchased or procured by the Purchaser or its subsidiaries or affiliates from third parties for the benefit of the Business (e.g., the Purchaser may purchase insurance for all operating subsidiaries, including the Business, and allocate a portion of the cost thereof to the Business), provided the cost for such products or services do not exceed the amount of expense (if any) historically incurred by the Business for such type of product or service, subject to the allowance for any general increase in the market prices of such product or service).

“Earn-Out Accounts” shall mean, collectively, all those accounts with the Business’ customers and prospects listed on Schedule 4(a), as that list shall be updated from time to time in accordance with Section 4(j); provided, however, that with respect to any customer with multiple business units or brands, multiple corporate display and/or print buyers and/or multiple product categories, such account shall include and be limited to the actual product category of the actual business unit or brand of such customer and/or the actual buyer of such customer.

“Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 4(h), which shall, if made, constitute additional consideration for the shares of Eyelevel CZ.

“Earn-Out Period” shall mean the period beginning on July 1, 2013 and ending June 30, 2017.

“First Measurement Period” shall mean the period beginning on July 1, 2013 and ending June 30, 2014.

“Measurement Period” shall mean each of the First Measurement Period, the Second Measurement Period, and the Third Measurement Period.

“National Securities Exchange” shall mean the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any of their respective successor exchanges.

“Purchaser Common Stock” shall mean the common stock, par value $0.0001 per share, of Purchaser.

“Second Measurement Period” shall mean the period beginning on July 1, 2014 and ending June 30, 2015.

“Third Measurement Period” shall mean the period beginning on July 1, 2015 and ending June 30, 2016.

(b)   Within fifteen (15) days following the close of the books of the Business after each calendar month during the Earn-Out Period, Purchaser shall provide to Sellers’ Representative a statement of the amount of EBITDA for the portion of the applicable Measurement Period then-ended (the “EBITDA Statement”), setting forth in reasonable detail Purchaser’s calculation of the amount of EBITDA for such period. Purchaser shall provide to Sellers’ Representative and his representatives copies of such records and work papers created or used in connection with preparation of the EBITDA Statement which are reasonably required to support such EBITDA Statement. Sellers’ Representative and his representatives shall have the right to inspect Purchaser’s books and records during business hours upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA. Upon receipt of each EDITDA Statement for any portion of a Measurement Period, Sellers’ Representative shall be entitled to object to the calculation of the amount of EBITDA for such period by delivery to Purchaser of written notice of objection (“Partial Period Objection Notice”), and the parties agree to discuss in good faith any modifications to the calculation of such EBITDA. Upon receipt of each EBITDA Statement for a full Measurement Period, Sellers’ Representative shall be entitled to object to the calculation of the amount of EBITDA for such period by delivery to Purchaser of a notice of objection (a “Notice of Objection”); provided that such Notice of Objection shall not contain any objection previously raised in a Partial Period Objection Notice or otherwise pertaining to any Measurement Period that has been otherwise resolved or finalized pursuant to this Section 4. If Sellers’ Representative fails to deliver a Notice of Objection to Purchaser within thirty (30) days following receipt of the EBITDA Statement for a full Measurement Period, then the determination of the amount of EBITDA by the Purchaser for that full Measurement Period as set forth in the EBITDA Statement shall be final and binding on the parties hereto.

(c)    If Sellers’ Representative timely delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

(i)                 Sellers’ Representative and Purchaser shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of EBITDA. In the event that a written agreement determining the amount of the EBITDA has not been reached within fifteen (15) business days after the date of receipt by Purchaser of the Notice of Objection, Sellers’ Representative and Purchaser shall promptly and jointly engage the Accounting Firm to serve as the arbiter for the dispute over the calculation of EBITDA, and each of Purchaser’s and Sellers’ Representative’s determination of EBITDA shall promptly be submitted to the Accounting Firm.

(ii)               The Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the EBITDA as promptly as practicable, and to resolve only those issues of dispute set forth in the Notice of Objection. Each of Purchaser and Sellers’ Representative shall furnish to the Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Accounting Firm may reasonably request. The Accounting Firm shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of Purchaser and Sellers to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the EBITDA shall be final and binding upon each party hereto. The fees and expenses of the Accounting Firm shall be borne exclusively by the party whose last proposal for EBITDA (prior to the submission thereof to the Accounting Firm) is furthest from the final determination of the EBITDA by the Accounting Firm.

(d)   Each date on which the EBITDA is finally determined shall be referred to herein as an “EBITDA Settlement Date”.

(e)    Within fifteen (15) days of the date that an EBITDA Statement is delivered to Sellers’ Representative reflecting that an Earn-Out Payment (as determined in accordance with Section 4(h) below) is due or the Additional Earn-Out Payment (as determined in accordance with Section 4(i) below) is due, Purchaser shall pay to the Sellers the applicable Earn-Out Payment (as determined in accordance with Section 4(h) below) or the Additional Earn-Out Payment (as determined in accordance with Section 4(i) below), or the portion of any applicable Earn-Out Payment that is not then in dispute under Sections 4(b) and 4(c) above. Notwithstanding the foregoing, if an Earn-Out Payment or an Additional Earn-Out Payment becomes due and payable to the Sellers after the resolution of a dispute pursuant to Section 4(c) above, then Purchaser shall pay to the Sellers the applicable Earn-Out Payment or the applicable Additional Earn-Out Payment within five (5) business days of the EBITDA Settlement Date.

(f)    All payments to the Sellers pursuant to this Section 4 shall be paid entirely in shares of Purchaser Common Stock (the “Earn-Out Shares”), valued at the average closing price of such shares on the National Securities Exchange on which the shares of Purchaser Common Stock are then listed for trading during the five (5) trading day period prior to any distribution of Earn-Out Shares pursuant to this Section 4.

(i)                 Purchaser covenants that the Earn-Out Shares delivered to Sellers with respect to the initial Earn-Out Payment that becomes due and payable to Sellers will be registered for resale by the Sellers pursuant to the Registration Statement (as defined in Section 10(b)10(b)) that is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) in accordance with Section 10(b). Upon the effectiveness of the Registration Statement, the Earn-Out Shares delivered to Sellers shall be free and clear of any and all Encumbrances, subject only to Section 4(f)(iii). Such Earn-Out Shares shall be delivered as the respective Seller indicates to Purchaser in writing.

(ii)                     Purchaser covenants that the Earn-Out Shares delivered to Sellers with respect to any Earn-Out Payment (other than the initial Earn-Out Payment that becomes due and payable to Sellers) will, at the time of such delivery, be registered for resale pursuant to a registration statement that is filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and is effective as of the date of such delivery, and the Earn-Out Shares so delivered to Sellers shall be free and clear of any and all Encumbrances, subject only to Section 4(f)(iii). Such Earn-Out Shares shall be delivered as the respective Seller indicates to Purchaser in writing. Notwithstanding the foregoing, if such Earn-Out Shares are not registered for resale by the Sellers pursuant to an effective registration statement or are not regularly traded on a National Securities Exchange on such date of delivery (including due to a suspension of the trading of the stock for any reason) so as to be freely and immediately tradable after delivery, subject only to Section 4(f)(iii), then the applicable Earn-Out Payment or the applicable Additional Earn-Out Payment shall be paid to the Sellers in cash.

(iii)                   If and to the extent a Seller is subject to Purchaser’s insider trading and other policies regarding the sale of Earn-Out Shares, such Seller covenants and agrees to comply at all times with Purchaser’s insider trading and other policies regarding the sale of Earn-Out Shares, whether or not registered for resale, including applicable “black out” periods, as such policies may be in effect from time to time.

(g)    Each Seller confirms and agrees that Purchaser may conclusively rely on share transfer or wire transfer instructions provided by Sellers’ Representative. Each Seller agrees, and as a condition to receiving any Earn-Out Payment or Additional Earn-Out Payment, covenants to attest and certify the following, as of the time of each such Earn-Out Payment or Additional Earn-Out Payment:

(i)                 Such Seller will not re-distribute any Earn-Out Payment or Additional Earn-Out Payment received from the Purchaser to the Sellers in a manner that is inconsistent with each Seller’s respective ownership interests in the Companies at the time of Closing, as set forth in Schedule 5(d) of the Disclosure Schedule; and

(ii)               Such Seller will not re-distribute any Earn-Out Payment or Additional Earn-Out Payment to current or former employees of Purchaser, or to current or former employees of any Company, unless and to the extent they are Sellers.

(h)   The amount of the applicable Earn-Out Payments shall be determined as follows and paid in accordance with the procedures and on the date set forth in Section 4(e):

(i)                 If the amount of EBITDA for the First Measurement Period equals or exceeds US $5,200,000 (five million two hundred thousand U.S. dollars), then Purchaser shall pay to the Sellers an Earn-Out Payment in an amount equal to US $3,888,889 (three million eight hundred eighty-eight thousand eight hundred eighty-nine U.S. dollars).

(ii)               If the amount of EBITDA for the Second Measurement Period equals or exceeds US $5,400,000 (five million four hundred thousand U.S. dollars), then Purchaser shall pay to the Sellers an Earn-Out Payment in an amount equal to US $3,888,889 (three million eight hundred eighty-eight thousand eight hundred eighty-nine U.S. dollars).

(iii)             If the amount of EBITDA for the Third Measurement Period equals or exceeds US $5,600,000 (five million six hundred thousand U.S. dollars), then Purchaser shall pay to the Sellers an Earn-Out Payment in an amount equal to US $3,888,889 (three million eight hundred eighty-eight thousand eight hundred eighty-nine U.S. dollars).

(iv)             If the amount of EBITDA for any Measurement Period is less than the EBITDA target for such Measurement Period as set forth in Section 4(h)(i), 4(h)(ii), or 4(h)(iii), as applicable, but equals or exceeds eighty-five percent (85%) of the EBITDA target for such Measurement Period, then Purchaser shall pay to the Sellers an Earn-Out Payment in an amount equal to the sum of:

(A) US 972,222; and

(B) US $2,916,667 times a fraction, (i) the numerator of which is the positive difference between (x) the amount of EBITDA for such Measurement Period and (y) an amount equal to eighty-five percent (85%) of the EBITDA target for such Measurement Period, and (ii) the denominator of which is fifteen percent (15%) of the EBITDA target for such Measurement Period.

(v)               Solely for purposes of this Section 4(h), if and to the extent that the amount of EBITDA for any Measurement Period exceeds the EBITDA target for such Measurement Period as set forth in Section 4(h)(ii) or 4(h)(iii), as applicable (such excess being the “EBITDA Surplus”), then such EBITDA Surplus shall be applied, without duplication, to the calculation of the amount of EBITDA for one or more prior Measurement Periods to the extent that the amount of EBITDA for any prior Measurement Period is less than the EBITDA target for such Measurement as set forth in Section 4(h)(i) or 4(h)(ii), as applicable. In the event that any EBITDA Surplus is applied to the calculation of the amount of EBITDA for any prior Measurement Period, Purchaser shall pay to the Sellers the amount of the Earn-Out Payment due for such Measurement Period, less the amount of any Earn-Out Payment previously paid under this Agreement.

(i)     In addition to the applicable Earn-Out Payments above, the applicable Additional Earn-Out Payments shall be determined as follows and paid in accordance with the procedures and on the date set forth in Sections 4(e) and 4(f):

(i)                 If the Cumulative EBITDA for the Earn-Out Period equals or exceeds US $40,000,000 (forty million U.S. dollars) (the “Cumulative EBITDA Target”), Purchaser shall pay to the Sellers an Additional Earn-Out Payment in an amount equal to US $16,000,000 (sixteen million U.S. dollars).

(ii)               If the Cumulative EBITDA for the Earn-Out Period is less than the Cumulative EBITDA Target, but equals or exceeds US $30,000,000 (thirty million U.S. dollars), then Purchaser shall pay to Sellers an Additional Earn-Out Payment in an amount equal to the sum of:

(A) US $8,000,000; and

(B) US $8,000,000 times a fraction, (i) the numerator of which is the positive difference between (x) the amount of Cumulative EBITDA for the Earn-Out Period and (y) an amount equal to US $30,000,000, and (ii) the denominator of which is US $10,000,000.

(j)     During the Earn-Out Period, the Sellers will not cause Purchaser to, or permit the Business to, accept any new Earn-Out Accounts, except in accordance with this Section 4(j). Each new customer account of the Business shall constitute an Earn-Out Account if such customer account was obtained by the Business or any of the Business’ current or future employees or sales people in compliance with the standard policies and procedures used by Purchaser with respect to Purchaser’s or its subsidiaries’ sales personnel (as such policies and procedures may be supplemented or amended from time to time); provided, that in the event no revenue is “recognized” (within the meaning of GAAP) with respect to any customer account within any one hundred eighty (180) day period, such customer account shall no longer constitute an Earn-Out Account unless the Sellers’ Representative and Purchaser otherwise agree in writing.

Any revenues recognized with respect to a customer account for the period in which such customer account constitutes an Earn-Out Account under this Section 4(j) shall be credited to such Earn-Out Account for purposes of calculating any Earn-Out Payment under Section 4(h). If Purchaser or any of its subsidiaries or affiliates conducts business with a business unit or brand and/or buyer of a customer account, and that business unit or brand and/or buyer of a customer account constitutes an Earn-Out Account at that time, all revenue recognized with respect to such customer account shall be attributed to the Business and credited to such Earn-Out Account for purposes of calculating any Earn-Out Payment under Section 4(h) unless the parties agree otherwise in writing. Without limitation on the foregoing, Purchaser shall have the sole authority to determine to whom Purchaser or the Business will extend credit, and the Sellers shall have no recourse against Purchaser with respect to any credit decision made by Purchaser. To the extent any Company or any of its employees or sales people manages, handles or otherwise supports, or assists in the acquisition or expansion of, any customer account in combination with Purchaser or any of its subsidiaries or affiliates, Purchaser shall allocate the amount of earnings attributable to such account between the Business and Purchaser or such subsidiary or affiliate as the Sellers’ Representative and Purchaser shall agree before any business with such customer account is undertaken by such Company or any of its employees or sales people or such Company or any of its employees or sales people assists in such acquisition or expansion, and upon such agreement by the Sellers’ Representative and Purchaser, such account shall constitute an Earn-Out Account. Purchaser shall not require any Company or any of its employees to carry out work or perform any services or other actions for or for the benefit of any customer account unless the Purchaser and Sellers’ Representative agree that such account is an Earn-Out Account and agree upon the allocation of earnings attributable to such account.

(k)   During the Earn-Out Period, Purchaser shall (and shall cause its subsidiaries to):

(i)                       continue to operate the Business in a manner consistent in all material respects with the Business’ past practices, subject to the Business continuing to perform in a manner consistent in all material respects with its past performance and to the express limitations set forth in this Agreement,

(ii)                     permit Tomas, Filip and Ed, each in his capacity as a general manager of the Business, to continue to operate the Business in a manner consistent in all material respects with the Business’ past practices and with his duties and responsibilities set forth in his applicable Employment Agreement, but subject to the Business continuing to perform in a manner consistent in all material respects with its past performance and to the limitations set forth in this Agreement or the Employment Agreement,

(iii)                   operate the Business under the name “Eyelevel” or such other name mutually agreed upon by Purchaser and the Sellers’ Representative for a period of three (3) years following the Closing; provided, however, that the Business will add the designation “an InnerWorkings company” to its branding;

(iv)                   maintain the integrity of the Business so as to make calculation of EBITDA feasible and verifiable;

(v)                     provide sufficient capital for the ongoing growth of the Business in a manner consistent with the Companies’ historical accounting practices and aging metrics for accounts receivable and accounts payable;

(vi)                   use its commercially reasonable efforts to support the business plan for Brazil as provided by the Sellers and mutually agreed upon in writing between Sellers` Representative and Purchaser after the Closing and such other business plans as may be agreed upon in writing by the Sellers’ Representative and Purchaser from time to time after the date hereof, which business plans may include the deferral of certain costs as mutually agreed by the parties; and

(vii)                 not, without prior written consent from Seller’s Representative, hire, or solicit for the purposes of hiring, any person who is then, or during the six (6) months preceding any such effort, was an employee or contractor of any of the Companies.

(l)     Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in this Section 4(l) or Sections 4(j) and 4(k), or as required by Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business by Purchaser after the Closing or on the operations, business or activities of Purchaser after the Closing; provided, however, that Purchaser shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business if such action would be reasonably likely to materially interfere with the achievement of the EBITDA targets set forth in Section 4(h) or 4(i). Without limiting the foregoing, but subject to the provisions of Section 4(j) and 4(k), the Sellers acknowledge and agree that at such time following the Closing as may be reasonably determined by Purchaser, (i) all financial statements, billing matters, payment of accounts payable, collections of accounts receivable, bank accounts, credit facilities and other financial operations or activities of the Business will be consolidated with Purchaser, (ii) the Business will transition to using Purchaser’s operational and financial technology, and in connection with such transition, Purchaser shall use its commercially reasonable efforts to insure that no material deterioration in the timeliness and accuracy of order processing, job tracking, billing, collections or the availability of budgeted operating capital results from such transition, and (iii) Purchaser may, in its sole discretion, dissolve, deregister or terminate any of the Companies or Eyelevel US if and only if Purchaser operates the Business as a division of Purchaser.

(m) Purchaser shall have no further obligations under this Section 4 at such time as the Sellers are no longer eligible to receive any Earn-Out Payment or Additional Earn-Out Payment, whether by reason of payment in full of each amount, the passage of time, and/or failure to achieve the applicable targets.

5.                  Representations and Warranties about Sellers. Except as set forth on the Schedules attached hereto (collectively, the “Disclosure Schedule”), each Seller, individually and only as to such Seller, represents and warrant to Purchaser as follows:

(a)             Authority. Such Seller has all requisite power, right and authority to enter into and perform its obligations under this Agreement, and each of the other agreements, instruments or documents entered into in connection with this Agreement (collectively, the “Transaction Documents”) to which such Seller is a party.

(b)               Enforceability. This Agreement and each of the Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and are the valid and binding obligation of such Seller and are enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity. No permits, approvals or consents of or notifications to (i) any governmental authorities or (ii) any other persons are necessary in connection with the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby.

(c)                Transaction Not a Breach. Neither the execution and delivery of this Agreement and the Transaction Documents by such Seller, nor the performance by such Seller of the transactions contemplated hereby or thereby will violate or conflict with, or result in the material breach of any of the material terms, conditions, or provisions of any contract, agreement, mortgage, or other instrument or material obligation of any nature to which such Seller is a party or by which such Seller is bound.

(d)               Title to Shares. Such Seller holds of record and owns legally and beneficially all of the Shares as set forth on Schedule 5(d) of the Disclosure Schedule that are identified as being owned by such Seller, free and clear of any Encumbrances. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any Shares owned by such Seller (other than pursuant to this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

(e)                Litigation. There is no action, lawsuit, proceeding, order, claim or investigation pending (or to the knowledge of such Seller, currently threatened) against such Seller relating in any way to the Companies or the International Business. Such Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Companies or the International Business. There is no action, lawsuit, proceeding or investigation by such Seller currently pending or that such seller intends to initiate relating in any way to the Companies or the International Business.

(f)                Brokers or Finders. Such Seller nor any of his representatives or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.

6.                  Representations and Warranties about the Companies. Except as set forth on the Disclosure Schedule, the Sellers jointly and severally represent and warrant to Purchaser as follows:

(a)    Organization. Eyelevel CZ is a Czech Republic limited liability company validly existing and in good standing in the Czech Republic. Eyelevel UK is a United Kingdom limited company validly existing and in good standing in the United Kingdom. Eyelevel Brazil is a Brazilian limited liability company validly existing and in good standing in Brazil. Eyelevel China is a Chinese limited company validly existing and in good standing in China. Eyelevel Australia is an Australian proprietary limited company which is a duly registered and validly existing Australian company in accordance with the Corporations Act 2001 (Cth) and no documents have been lodged with the Australian Securities and Investments Commission stating that deregistration or strike off action has been commenced against Eyelevel Australia. Eyelevel Hong Kong is a Hong Kong company validly existing and in good standing in Hong Kong. Eyelevel Russia is a Russian limited liability company validly existing and in good standing in the Russian Federation. Each of the Companies is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 6(a) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable law, except any jurisdiction where the failure to be qualified would not have a material adverse effect on the financial condition or results of operations of the Companies. Each of the Companies has all requisite power and authority to operate the International Business and to own and use its properties and assets.

(b)   Company Subsidiaries. Except as set forth on Schedule 6(b) of the Disclosure Schedule, none of the Companies owns, directly or indirectly, more than fifty percent (50%) of the equity interests or voting control of any other corporation, partnership, limited liability company or other entity (each, a “Subsidiary”), nor does any Company own, directly or indirectly, any stock or other equity interest in any other corporation, partnership, limited liability company or other entity. For purposes of this Section 6, the term “Company” or “Companies” shall include each Subsidiary and each of the representations and warranties set out in this Section 6 shall apply to each Company and its Subsidiaries.

(c)    No Violation; Required Consents. Except as set forth on Schedule 6(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the performance of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or result in the breach of (A) any of the terms, conditions, or provisions of any Company’s articles of incorporation, constitution, shareholders agreement, bylaws or other organizational documents, (B) any Contract, or (C) any law, statute, rule, regulation, judgment, order, or other restriction of any governmental authority to which any Company or its assets or the Sellers may be subject, (ii) result in the creation of any lien or other adverse interest upon any of the assets of any Company; or (iii) terminate or modify, or give any party the right to terminate or modify, the terms of or rights and benefits under any Contract. Except as set forth on Schedule 6(c) of the Disclosure Schedule, no filing or registration with, or consent, approval, or authorization of, any governmental authority or other person is required, or if required, the failure to obtain such consent shall not materially adversely affect the business of any Company after the date hereof, to be made or obtained by any Company or the Sellers in connection with the transactions contemplated by this Agreement or any of the Transaction Documents (any such required approvals, the “Required Consents”).

(d)   Capitalization; Indebtedness. The entire authorized capital stock of each Company (or, in the case of Eyelevel Australia, its entire issued share capital) consists of the amounts set forth on Schedule 6(d) of the Disclosure Schedule. The issued and outstanding shares of capital stock of each Company have been duly authorized and validly issued to each of the Sellers in the amount and type of securities listed on Schedule 6(d) of the Disclosure Schedule. The Shares comprise all of the issued and outstanding equity interests of each Company, which shares are owned and held of record by the Sellers as set forth in Schedule 6(d) of the Disclosure Schedule, free and clear of any Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights or other contracts or commitments that could require any Company to issue, sell, or otherwise cause to become outstanding any additional shares, interests, or ownership rights. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Company. The Sellers have delivered to Purchaser complete and correct copies of any shareholder agreements, voting agreements, and other contracts or agreements related to the Shares, all of which are listed on Schedule 6(d) of the Disclosure Schedule. All of the Shares have been duly issued as fully paid and have been issued in compliance with all laws, including applicable securities laws. Except for inter-company Indebtedness among the Companies and/or Eyelevel US as set forth on Schedule 6(d) of the Disclosure Schedule, as of the Closing, none of the Companies has outstanding Indebtedness.

(e)    Financial Statements. The Sellers have delivered to Purchaser (i) the unaudited annual financial statements of each of the Companies and the International Business as of December 31, 2011 and December 31, 2012 (except with respect to Eyelevel CZ, which has a fiscal year ending June 30th of each year and therefore such statements shall be as of June 30, 2012 and June 30, 2013), consisting of the balance sheet and the related statements of operations, stockholders’ equity, and cash flows of each of the Companies and the International Business for each of the fiscal years then ended (collectively, the “Year End Financial Statements”) and (ii) the unaudited financial statements of each of the Companies as of June 30, 2013, consisting of the balance sheet (the “Current Balance Sheet”) and the related statements of operations, stockholders’ equity, and cash flows of the Companies and the International Business for the trailing twelve-month period then ended (collectively, the “Current Financial Statements”). The Year End Financial Statements and the Current Financial Statements are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP, consistently applied, and are consistent with the books and records of each of the Companies and the International Business and fairly present, in all material respects, the financial condition and results of operations of the Companies and the International Business as of and for the periods presented thereby.

(f)    Customers. The customer list set forth on Schedule 6(f) of the Disclosure Schedule represents a true, complete and correct list of all customers of the Companies that generated revenues for the twelve (12) months ended December 31, 2012, together with the revenues during that period from such customer. There are no material outstanding or, to the knowledge of Sellers, threatened disputes with any customer included on this list, and no such customer has terminated, decreased or materially altered its relationship with any Company or the International Business or has given any Company or any Seller notice (orally or in writing) of its intention to terminate, decrease or materially alter its relationship with any Company or the International Business.

(g)    Vendors. The vendor list set forth on Schedule 6(g) of the Disclosure Schedule represents a true, complete and correct list of all vendors of the Companies to which any Company made payments for the twelve (12) months ended December 31, 2012, together with the amounts paid during that period to such vendor. There are no material outstanding or, to the knowledge of the Sellers, threatened disputes with any vendor included on this list, and no such vendor has terminated, decreased or materially altered its relationship with any Company or the International Business or has given any Company or any Seller notice (orally or in writing) of its intention to terminate, decrease or materially alter its relationship with any Company or the International Business.

(h)   Compliance With Laws; Permits. Each Company and the operation of the International Business are in compliance in all material respects with all applicable government and other applicable laws and regulations, and neither any Company nor any Seller has received any written notice or other communication from any governmental authority or any other person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of applicable law. Each Company holds and is in compliance in all material respects with all licenses, permits, and authorizations (the “Permits”) necessary for ownership of its properties and its operation of the International Business, and such Permits are set forth on Schedule 6(h) hereto. No such Permit is subject to termination or modification as a result of the transactions contemplated hereby and no filings, consents or approvals are necessary to maintain such Permits, or assign or transfer any such Permits to Purchaser, in full force and effect following consummation of the transactions contemplated hereby.

(i)     No Undisclosed Liabilities. None of the Companies have any debts, liabilities or obligations of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, liquidated or unliquidated, secured or unsecured, or otherwise (collectively, “Liabilities”), except (i) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Current Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Current Balance Sheet, and (iii) Liabilities under or pursuant to the Contracts which are to be performed or incurred after the Closing (other than Liabilities that result from, arise out of, or relate to any breach of any Contract by any Company if such breach occurred prior to the Closing and the Sellers have disclosed such breach on Schedule 6(i) of the Disclosure Schedule).

(j)     Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, governmental, national, local and foreign income, alternative or add on minimum income, profits, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, inheritance, value added, transfer or other taxes, governmental charges, social security contributions, fees, customs or other duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax, whether disputed or not.

(i)                 Each Company has complied with all laws relating to Taxes and has timely filed or caused to be timely filed all returns and other information required to be filed with any governmental authority (collectively, “Tax Returns”) in accordance with applicable laws. All such Tax Returns were true, correct and complete. Each Company has made available to Purchaser all Tax Returns of such Company for Tax periods ended on or after December 31, 2009; provided that in the case of Eyelevel Brazil, all Tax Returns of Eyelevel Brazil for Tax periods ended on or after December 31, 2007 have been provided.

(ii)               All Taxes of each Company due and payable (whether or not shown on any Tax Return) have been timely paid in full. There are no unpaid assessments for additional Taxes of any Company or any outstanding inquiry, audit or investigation of any Company or any outstanding dispute to which any Company is a party which relate to Taxes for any period and there is no basis therefor. There are no liens for Taxes on any assets of any Company, other than liens for Taxes not yet due and payable. No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a governmental authority in a jurisdiction in which it does not file Tax Returns that any Company is or may be subject to Tax by such jurisdiction and there is no basis therefor.

(iii)             Each Company has timely and correctly (A) withheld all required amounts from its employees, agents, contractors, nonresidents, and other persons and remitted such amounts to the proper agencies and budgets in accordance with all applicable laws and accounted for or reported all such withholdings to each relevant authority; (B) paid all employer contributions and premiums and accounted for all such contributions and premiums to each relevant authority; and (C) filed all federal or national, state, local and foreign returns and reports with respect to employee income, employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums.

(iv)             No Company is or (by reference to any event or transaction occurring, or relationship subsisting, prior the Closing) may be subject to any liability for Taxes of any other person, as a transferee or successor, by contract or agreement, by operation of law, or otherwise. No Company has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes or is a successor to any other person by way of merger, liquidation, reorganization or similar transaction.

(v)               Each Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provision of applicable law in any jurisdiction. No Company has engaged in a reportable transaction under Treasury Regulation § 1.6011-4(b) (or comparable foreign laws), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service (the “IRS”) or other Tax authority has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(2), or any comparable provision of state, local or foreign law. Eyelevel UK has never entered into or been party to any scheme or arrangement (A) of which the main purpose or one of the main purposes was the avoidance of or a reduction in liability to Tax or (B) which was a notifiable arrangement or schedule for the purposes of Part 7 of the Finance Act 2004 or Exhibit I1A to the Value Added Tax Act 1994. Eyelevel Russia has never entered into or been party to any scheme or arrangement of which the main purpose, or one of the main purposes was the evasion of Taxes, and all contracts made by Eyelevel Russia has as their purpose the legal relationship specified in the contracts and do not represent sham transactions within the meaning of applicable law.

(vi)             Each Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Company.

(vii)           Eyelevel UK has never been a member of a group, been owned by or been a member of a consortium or been an associated company for any UK tax purpose.

(viii)         Each Company has created and maintained records to enable it to comply with its obligations to: (i) prepare and submit any information, notices, computations, returns and payments required in respect of any applicable Tax law; (ii) prepare any accounts necessary for the compliance with any applicable Tax law; and (iii) retain necessary records as required by any applicable Tax law.

(ix)             There is no current, pending or threatened dispute between any Company and any governmental authority in respect of Tax and no such dispute is anticipated, nor is there any current, pending or threatened Tax audit or investigation of Eyelevel Australia.

(x)               Eyelevel Australia is not now nor has ever been and will not (prior to Closing) be a member of a ‘consolidated group’ or a ‘MEC group’ in Australia as defined in Part 3-90 of the Income Tax Assessment Act 1997 (Cth).

(xi)             No Company has not entered into, or been a party to, any transaction or dealing which contravenes, or may contravene, any anti-avoidance provisions of any Tax law.

(k)   No Material Adverse Change. Except as set forth on Schedule 6(k) of the Disclosure Schedule, since the date of the Current Balance Sheet, (A) the Companies have conducted the International Business only in the ordinary course of business, (B) the Companies have incurred no Liabilities other than in the ordinary course of business, and (C) there has not been any Material Adverse Change. As used herein, “Material Adverse Change” means any change, effect or circumstance that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the International Business, or the assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Companies. Without limitation on the foregoing, since the date of the Current Balance Sheet, no Company has:

(i)                 declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests;

(ii)               amended the terms of, repurchased, redeemed or otherwise acquired, any of its capital stock;

(iii)             issued any notes, bonds or other debt securities (including any debt securities convertible into or exchangeable for any equity securities);

(iv)             cancelled, waived or released any material debts, rights or claims, except in the ordinary course of business consistent with past practices;

(v)               modified or changed the terms of any Indebtedness of such Company which will not be repaid at Closing, including any change or modification to applicable interest rates, amortization requirement, schedule of amortization or any other material term relating to such Indebtedness of such Company;

(vi)             (1) acquired (by merger, consolidation or acquisition of stock or assets) or sold (by merger, consolidation or sale of stock or assets) equity securities of any person or entity or (2) incurred or guaranteed any Indebtedness of such Company or made any loans, advances or capital contributions to, or investments in, any other person or entity (other than a Subsidiary), in each case, other than in the ordinary course of business consistent with past practice;

(vii)           made any new material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice;

(viii)         except as may be required pursuant to existing agreements between such Company and any director, officer, employee or independent contractor, (1) paid any bonuses or increased the salaries or other compensation to any of its directors, officers, employees or independent contractors, (2) entered into any employment, consulting, severance or similar Contract with any director, officer, employee or independent contractor, (3) entered into any transaction or Contract with any director or officer of such Company, (4) entered into any collective bargaining agreement (including an enterprise agreement), (5) made any loan, advance or capital contribution to or cash investment in any director, officer, employee or independent contractor (other than under Tax qualified plans or as advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice), or (6) materially adopted, increased, accelerated, amended, modified or terminated the schedule of payments or benefits under any Employee Benefit Plan, for or which any director, officer, consultant, agent, employee or independent contractor is the beneficiary;

(ix)             settled any litigation or other proceeding against such Company, other than the settlement of any such litigation or other proceeding solely for cash payment and without incurring any other obligation with respect thereto;

(x)               made any change in such Company’s (1) accounting methods, principles or practices, or (2) its depreciation or amortization policies or rates theretofore adopted, other than as required (i) by changes in GAAP (or any interpretation thereof), or (ii) by a change in any applicable law;

(xi)             (1) made, revoked, or changed any election with respect to Taxes, or (2) changed any Tax accounting period, adopted or changed any method of Tax accounting, or (3) filed any amended Tax return, or (4) entered into a closing agreement with any taxing authority, or (5) surrendered any right to claim a refund for Taxes, or (6) consented to or requested any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or (7) taken any other similar action (or omitted to take any action);

(xii)           sold, leased, licensed, encumbered, transferred or disposed of any assets (except in the ordinary course of business consistent with past practice, including the sale of inventory in the ordinary course), sold, leased, transferred, licensed, pledged or otherwise disposed of tangible or intangible assets of such Company, or created or suffered to exist any lien, claim or other encumbrance on any of its assets or properties;

(xiii)         accelerated the collection of any accounts receivable of such Company, or written-off any accounts receivable or notes receivable of such Company, other than in the ordinary course of business consistent with past practice or (2) delayed or postponed the payment of accounts payable of such Company other than in the ordinary course of business consistent with past practice; or

(xiv)         agreed, authorized, committed, whether orally or in writing, and whether or not binding, to take any of the foregoing actions.

(l)     Contracts; No Defaults.

(i)                 Schedule 6(l) of the Disclosure Schedule contains an accurate and complete list, and the Companies have delivered to Purchaser accurate and complete copies of, all contracts, agreements, instruments, leases, subleases, licenses, deeds, mortgages, purchase orders, commitments, arrangements or undertakings, written or oral (“Contracts”), to which any Company is a party or otherwise bound that relates to the assets or operation of any Company or the International Business, including without limitation:

(A)              any Contract relating to the acquisition or divestiture of equity securities, assets or business of any person or entity;

(B)              any Contract for the employment of any officer, individual employee, independent contractor or other person on a full-time, part-time or consulting basis (other than Contracts for at will employment that are not in writing);

(C)              any agreement, promissory note, indenture, mortgage or security agreement relating to or evidencing any Indebtedness of any Company, the borrowing of money, or mortgaging, pledging or otherwise placing a lien or other Encumbrance on any portion of the assets of any Company;

(D)              any guaranty of any obligation for borrowed money;

(E)               any lease or agreement under which any Company is lessee of, or holds or operates any personal property owned by any other person or entity other than general office equipment or other immaterial personal property used in the International Business;

(F)               any lease or agreement under which any Company is lessor of or permits any third party to hold or operate any property, real or personal;

(G)              any Contract for the purchase of products or services, other than purchase orders executed in the ordinary course of business;

(H)              any Contract for the sale of products or services, other than purchase orders executed in the ordinary course of business;

(I)                 any stock option, stock purchase right, warrant or other Contract relating to the issuance of capital stock or equity interests of any Company;

(J)                any agency, distributor, sales representative, franchise or similar agreement to which any Company is a party;

(K)              any Contract providing for payments or rights that are triggered or accelerated by a change of control of any Company;

(L)               any Contract between any Company and any of its shareholders, directors, officers, employees and affiliates;

(M)             any Contract containing (i) a covenant not to compete applicable to any Company, (ii) any other covenant limiting or restricting (or purporting to limit or restrict) the freedom of any Company (x) to engage in the International Business, (y) to enter into or compete in any line of business or geographic area or with any person, or (z) to solicit for employment or hire any person, or (iii) covenants which, after the consummation of the transactions contemplated by this Agreement, would have the effect of creating or imposing on, or otherwise making applicable to, any Company any of the restrictions or limitations described in the foregoing;

(N)              any Contract pursuant to which any Company has agreed to indemnify any other party, or assume any liability, relating to product liability or infringement of or with respect to any Intellectual Property Assets (other than Contracts entered into in the ordinary course of business); and

(O)              each Contract entered into outside of the ordinary course of business, consistent with past practices.

(ii)               Except as set forth on Schedule 6(l) of the Disclosure Schedule:

(A)              each Contract is a valid, binding and enforceable agreement against the applicable Company and, to Sellers’ knowledge, the other parties thereto in accordance with their terms (subject to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and general principles of equity);

(B)              no consent, authorization or approval is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement;

(C)              no Company is in material breach of or in material default under the terms of any Contract;

(D)              to Sellers’ knowledge, no condition exists or event has occurred that with or without notice or the passage of time or both, would constitute a material breach of or a material default under any Contract by any Company;

(E)               to Sellers’ knowledge, no other party to any such Contract has breached any material provision or is in material default under any Contract

(F)               no Company has given or received, at any time since December 31, 2012, any notice or other communication (whether written or oral) regarding any actual, alleged or potential violation or breach of, or default under, any of the Contracts; and

(G)              there are no pending renegotiations of any of the Contracts and no Company has received written notice from, and no Company has knowledge that a party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.

(m) Intellectual Property. Schedule 6(m) of the Disclosure Schedule sets forth an accurate and complete list of Intellectual Property Assets. One of the Companies is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and, except as described on Schedule 6(m) of the Disclosure Schedule, has the right to use each of the Intellectual Property Assets used in the International Business, as presently conducted, without payment to any third party. No Company is in violation of any material license, sublicense or agreement with respect to any Intellectual Property Assets, and, to the Sellers’ knowledge, the consummation of the transactions contemplated by this Agreement will not limit any Company’s ability to use such Intellectual Property Assets. To the Sellers’ knowledge, (i) no Company is infringing upon, violating or misappropriating, the Intellectual Property of any other person or entity, and (ii) no person or entity is infringing upon, violating or misappropriating, any of the Intellectual Property Assets of any Company. To the Sellers’ knowledge, the Intellectual Property Assets owned by or licensed to any Company comprise all of the Intellectual Property Assets that are necessary to conduct the International Business as currently conducted by such Company. As used herein, the term “Intellectual Property Assets” means all intellectual property owned or licensed by any Company in which such Company has a proprietary interest, including without limitation trade names, patents, copyrights, know-how, trade secrets, customer and supplier lists, and rights in internet web sites.

(n)   Title to Assets. The Companies have valid title to, or have a valid leasehold interest in, all of the tangible properties and assets reflected in the Current Financial Statement, free and clear of any and all Encumbrances. There are no agreements with or rights in favor of any person to acquire the International Business or any interest therein or any tangible properties or assets of any Company other than in the ordinary course of business. The Companies have the right to use all of the assets necessary in its operation of the International Business, and all such assets are owned by any Company or licensed or leased to any Company under one of the Contracts. No assets, properties or rights used by the Companies are held in the name or in the possession of any person or entity other than a Company (or Eyelevel US). To the Sellers’ knowledge, each item of tangible property of each Company has been well maintained and is in good operating condition and repair (with the exception of normal wear and tear).

(o)   Real Property. The Companies do not own and have not owned any real property. Each Company has a valid leasehold interest in certain real property, which is held under the leases described in Schedule 6(o) of the Disclosure Schedule (the “Leased Real Property”), and in each case such leasehold interest is held free and clear of all Encumbrances, except for any statutory liens. The Leased Real Property constitutes all of the facilities used in or occupied by the Companies in connection with the International Business. With respect to the Leased Real Property, each Company has all easements and rights necessary for such Company to conduct the International Business in a manner consistent with past practices, and to the knowledge of the Sellers, no condemnation or threat of condemnation, impediments to the working order of the physical plant, or other condition exists which would interrupt such Company’s peaceful and undisturbed possession of any of the Leased Property prior to the natural expiration of such lease contract in accordance with its terms.

(p)   Environmental Matters. Each Company has complied with and is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to result in material liability to such Company. Each Company holds all material permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other authorizations issued by any governmental authority that are necessary under applicable Environmental Laws for the lawful conduct by such Company of the International Business as currently conducted (“Environmental Permits”), and the International Business is not being conducted, and has not been conducted in the last three (3) years by such Company, in violation of any such Environmental Permit, except for any violation which would not reasonably be expected to result in material liability to such Company. No Company has received in the last three (3) years any written notice from any governmental authority and, to the Sellers’ knowledge, no claims have been filed against any Company alleging that the International Business violates any applicable Environmental Laws or any Environmental Permits. As used herein, “Environmental Law” means any law relating to the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of hazardous substances or the protection of harm to human health and safety.

(q)   Employees; Benefit Plans.

(i)                 Schedule 6(q)(i) of the Disclosure Schedule contains a true and complete list of the names, titles, start dates, salaries or wage rates, applicable commission rates, and the annual amounts of employee benefits of all employees and independent contractors of each Company. To the Sellers’ knowledge, each manager, officer, and employee of each Company is currently deploying all of his or her business time to the conduct of the business of such Company. To the Sellers’ knowledge, no manager, officer or key employee of any Company is planning to materially change his or her work schedule or terminate his or her employment. No employee of any Company is on any disability, military, medical, or other leave. No trade union, council of trade unions, employee bargaining agency, or affiliated bargaining agent holds bargaining rights with respect to any of the employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the Sellers’ knowledge, threatened to apply to be certified as the bargaining agent of the employees. To the Sellers’ knowledge, there are no threatened or pending union organizing activities involving the employees and no such event has occurred within the three years prior to the Closing. There are no outstanding assessments, penalties, fines, liens, charger, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of the International Business operated by any Company, and no Company has been reassessed in any material respect under such legislation since March 31, 2010. There are no claims or potential claims which may materially adversely affect any Company’s accident cost experience in respect of the International Business operated by such Company.

(ii)               Schedule 6(q)(ii) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee pension or superannuation benefit plan, mandatory provident fund scheme, employee welfare benefit plan, material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, vision, life or disability plan, excess benefit plan, bonus, equity option, equity purchase or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement (including an enterprise agreement), indemnification agreement, or retainer agreement, or any other benefit plan, policy program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof, maintained, or contributed to, by any Company or to which any Company may have any liability, including contingent liability by reason of being (or having been) a part of a controlled group of companies (the “Employee Benefit Plans”).

(iii)             With respect to each Employee Benefit Plan, each Company has delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the current summary plan description and any material modifications thereto, if any; and (C) the most recent annual financial report, trustee report, audit report, or actuarial report, if any. Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has any Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(iv)             Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative rules and regulations of any governmental entity. There are no proceedings pending, or to the Sellers’ knowledge, threatened, with respect to any Employee Benefit Plan or the assets thereof. All Employee Benefit Plan contributions, payments, premiums, or expenses for all periods ending prior to or as of the Closing Date have been timely made or accrued for in accordance with GAAP. Each Employee Benefit Plan of each Company may be amended, terminated, or otherwise modified by such Company on or after Closing without material Liability to such Company or the Purchaser aside from routine administrative expenses. The transactions contemplated by this Agreement will not entitle any current or former employee to any severance pay, unemployment compensation, accelerated vesting, accelerated compensation payments, or change in control or retention payments.

(v)               Eyelevel Australia has provided at least the prescribed minimum level of superannuation support for each employee so as not to incur a superannuation guarantee charge liability under the Superannuation Guarantee (Administration) Act 1992 (Cth).

(vi)             Eyelevel Australia has no superannuation guarantee charge liability under the Superannuation Guarantee (Administration) Act 1992 (Cth).

(vii)           There are no contributions due and payable to any Superannuation Fund from Eyelevel Australia that are unpaid.

(viii)         No employee of Eyelevel Australia is a “defined benefit member” as defined in regulation 1.03 of the Superannuation Industry (Supervision) Regulations 1994 (Cth).

(r)     Litigation. Since March 31, 2010, there have been no, and there are currently no, legal actions, audits, lawsuits, or investigations pending (or to the knowledge of the Sellers, currently threatened) against any Company or any Seller relating in any way to any Company or the International Business. None of the Companies nor any Seller is a party or subject to any government or court order or judgment or any governmental inquiry or investigation relating in any way to any Company or the International Business. There is no action, audit, suit, proceeding, or investigation by any Company currently pending or that any Seller or any Company intends to initiate relating in any way to the Companies or the International Business.

(s)    Insurance. Schedule 6(s) of the Disclosure Schedule sets forth and describes all policies of insurance which are maintained by each Company and which relate to the International Business. Each such policy of insurance is in good standing, valid and subsisting, and in full force and effect in accordance with its terms and, collectively, such insurance policies are reasonably adequate and customary for such Company’s conduct of the International Business.

(t)     Accounts Receivable. Schedule 6(t) of the Disclosure Schedule is a true, correct and complete list of all accounts, notes, contract or other rights to payment for goods sold or services rendered by the Companies (collectively, the “Accounts Receivable”), as of June 30, 2013, together with aging information with respect to such Accounts Receivable. All Accounts Receivable are current as of the date hereof and arose in the ordinary course of business. There are no objections or setoff rights to any Account Receivable.

(u)   Accounts Payable. Schedule 6(u) of the Disclosure Schedule is a true, correct and complete list of all accounts payable of the Companies as of June 30, 2013. All Accounts Payable arose in the ordinary course of business and none is delinquent or past due. There are no objections, defenses or setoff rights to the Accounts Payable.

(v)   Inventory. Attached as Schedule 6(v) of the Disclosure Schedule is a true, correct and complete list of all inventories of the Companies, including raw materials, work-in-process, parts, supplies, samples and finished goods merchandise, wherever located (collectively, the “Inventory”) as of June 30, 2013. To the Sellers’ knowledge, all items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business as of June 30, 2013, subject to holding period of up to twelve (12) months that may have been agreed to with individual customers. All work-in-process inventory consists of third party costs incurred in connection with the production of jobs for customers and will be invoiced and shipped to customers by the Companies in the ordinary course of business. All items of Inventory have been valued at cost in the Financial Statements.

(w)  Foreign Corrupt Practices. None of the Companies nor any of their affiliates, nor any director, officer, or employee, nor, to any Company’s knowledge, any agent or representative of such Company or of any of its affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and such Company and its affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(x)   Change of Control Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) to any director, manager, officer or employee of any Company from such Company becoming due, materially increasing or accelerating.

(y)   Interested Party Transactions. Except as disclosed on Schedule 6(y) of the Disclosure Schedule, none of the Sellers nor any employee of any Company or any subsidiary or any “affiliate” or “associate” of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells to any Company any goods or services; or (b) any Contract to which any Company is a party.

(z)    Obligations to Related Parties. Except as disclosed on Schedule 6(z) of the Disclosure Schedule, there are no obligations of any Company to employees of such Company other than for payment of salary, reimbursement for reasonable expenses, and other standard employee benefits. None of the Sellers or any key employees of any Company, or any of their immediate family members: (i) are indebted to such Company; (ii) have any ownership interest in any non-publicly-traded firm with which such Company (A) is affiliated, (B) has a business relationship, or (C) competes; or (iii) is directly or indirectly interested in any Contract with such Company (other than employment agreements).

(aa)Brokers or Finders. None of the Companies, Sellers, or any of their respective representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Companies or the Shares or the transactions contemplated by this Agreement.

(bb)           Bank Accounts. Schedule 6(bb) contains a complete and accurate list of each bank at which each Company has an account, the number of each such account, and the names of all persons authorized to access each account.

7.                  Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Companies and the Sellers as follows:

(a)    Authorization. Purchaser has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party has been duly and properly authorized by all requisite corporate action on the part of Purchaser in accordance with applicable law and its organizational documents.

(b)   Enforceability. This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. No permits, approvals or consents or notifications to (i) any governmental entities, or (ii) any other persons are necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(c)    Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser will not violate and conflict with, or result in the breach of (i) any of the terms, conditions, or provisions of the Certificate of Incorporation or Bylaws of Purchaser, as amended to date or (ii) any Contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser is a party or by which Purchaser is bound.

(d)   Brokers or Finders. Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the purchase of the Companies or the Shares or the transactions contemplated by this Agreement.

(e)    Litigation. There are no legal actions, lawsuits, or investigations pending (or to the knowledge of Purchaser, currently threatened) against Purchaser with respect to this Agreement or the transactions contemplated hereby. Purchaser is not a party or subject to any government or court order or judgment relating in any way to Purchaser with respect to this Agreement or the transactions contemplated hereby.

(f)    SEC Filings; Financial Statements.

(i) SEC Documents. Purchaser has made available (including through EDGAR) to the Sellers accurate and complete copies of Purchaser’s annual report on Form 10-K for the year ended December 31, 2012 and all other proxy statements, reports, registration statements, correspondence or prospectuses filed or furnished to the SEC by Purchaser since January 1, 2013 (the “Purchaser SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of, as the case may be, the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser has been subject to, and has complied with, all of the reporting requirements of the Exchange Act for the twelve (12) month period preceding the date hereof.

(ii) Financial Statements. The consolidated financial statements contained in the Purchaser SEC Documents: (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (C) fairly present the consolidated financial position of Purchaser and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its Subsidiaries for the periods covered thereby.

(g)    NASDAQ Listing. Shares of Purchaser Common Stock are traded on the NASDAQ Global Select Market. There is no action pending or, to Purchaser’s knowledge, threatened against Purchaser with respect to any intention by NASDAQ or any governmental authority to prohibit or terminate the trading of Purchaser’s common stock on the NASDAQ Global Select Market. Purchaser is in compliance in all material respects with the applicable listing and maintenance requirements of the NASDAQ Global Select Market.

(h)   Valid Issuance. All of the shares of Purchaser Common Stock issuable to the Sellers pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, and the issuance thereof is not subject to and will not be subject to any preemptive or other similar right. As of the date hereof, Purchaser has reserved out of its authorized but unissued shares of Purchaser Common Stock, a sufficient number of shares of Purchaser Common Stock to issue all of the shares of Purchaser Common Stock that may be issued to the Sellers pursuant to this Agreement.

8.                  Closing; Deliveries.

(a)    Closing. The closing of the transactions, except with respect to Eyelevel Russia, contemplated by this Agreement shall take place remotely via the exchange of documents and signatures on the date of this Agreement (the “Closing”). With respect of the transfer of the shares of Eyelevel Russia, the closing of the transactions contemplated by this Agreement shall take place at the offices of the Russian Notary in Moscow, Russia or at another location in Russia agreed between the Purchaser and the Sellers (the “Russian Closing”). The date of the Closing or the Russian Closing, as applicable, shall be referred to herein as the “Closing Date”. Notwithstanding anything herein to the contrary, Purchaser’s obligation to consummate the transactions contemplated hereby shall be conditioned upon the consummation of the US Acquisition.

(b)   Closing Date for Financial Reporting Purposes. For convenience, the parties hereto agree that, solely for purposes of Purchaser’s financial accounting and reporting (but not for any other purpose under this Agreement, including without limitation, Sections 4, 5, 6 and 7 hereof), the Closing shall be deemed completed as of 12:01 a.m. (CDT) on the morning of July 1, 2013.

(c)    Sellers’ Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, on the Closing Date, the Sellers shall deliver to Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)                 An Employment Agreement of even date herewith between each of Tomas and Filip and Eyelevel CZ (the “Employment Agreements”), duly executed by each of Tomas, Filip and Eyelevel CZ, in substantially the form attached hereto as Exhibit B;

(ii)               An Employee Innovations and Proprietary Rights Agreement of even date herewith between each of Tomas and Filip and Eyelevel CZ, duly executed by each of Tomas, Filip and Eyelevel CZ, in substantially the form attached hereto as Exhibit C;

(iii)             Evidence of the repayment of each Company’s outstanding Indebtedness, if any, confirming that immediately prior to Closing, each Company is entirely free of any Indebtedness.

(iv)             Written evidence, in a form reasonably satisfactory to Purchaser, of the receipt of all Required Consents.

(v)               All of the minute books, share ledgers and similar records of each Company, to the extent available.

(vi)             A disbursement letter (the “Disbursement Letter”), in a form acceptable to Purchaser, duly executed by Sellers.

(vii)           With respect to Eyelevel Australia, each of the following documents and instruments:

(A)              The company register of Eyelevel Australia, updated to be complete and accurate as at the Closing Date, including each of the following: (1) the certificate of incorporation of Eyelevel Australia (including any certificate of incorporation on the change of name of Eyelevel Australia), and the certificate(s) for any registered business name(s) held by Eyelevel Australia; (2) a copy of Eyelevel Australia’s constitution, certified by a director as being up to date on the Closing Date; (3) the seal and any duplicate common or official seal of Eyelevel Australia (if any) and (4) details of the corporate key issued by the Australian Securities and Investments Commission to Eyelevel Australia;

(B)              A certified copy of the resolutions of the directors of Eyelevel Australia resolving as follows: (1) the transfer of the Shares in Eyelevel Australia to the Purchaser be approved for registration, (2) the share register of Eyelevel Australia be updated accordingly, (3) the share certificates held by the Sellers be cancelled, a share certificate be issued to the Purchaser in respect of the Shares and the necessary filings be made with the Australian Securities and Investments Commission;

(C)              Share transfer authorizations, duly executed by each of the Sellers (“Australia Share Transfer Authorizations”); and

(D)              Share transfer certificate, duly executed by each of the directors of Eyelevel Australia.

(viii)         With respect to Eyelevel Brazil, each of the following documents and instruments:

(A)              the following clearance certificates of Eyelevel Brazil indicating no restriction (“negativa” or “positive com efeito de negativa”) in respect to company’s tax debts: (1) Federal clearance Certificate of the Brazilian Federal Revenue Service (“Receita Federal do Brasil – RFB”) and the clearance certificate of debts related to federal taxes (“PGFN”); (2) INSS Clearance Certificate of debts before the National Institute of Social Security (“Instituto Nacional de Seguridade Social – INSS”); (3) FGTS clearance certificate of debts before the FGTS, issued by the Federal Savings Bank (“Caixa Econômica Federal”).

(ix)             With respect to Eyelevel China, each of the following documents and instruments:

(A)              A certificate of an executive officer of each Company certifying as to (1) the Articles of Association of Eyelevel China, as amended through the date of this Agreement and duly executed by the Sellers, stating that the Purchaser is the sole shareholder of the entire equity interest of Eyelevel China, (2) the certificate of approval, the business license, all other governmental approval, registration and filing certificates and documents, all stamps, chops and seals of Eyelevel China and its directors and officers;

(B)              A power of attorney executed by Tomas Baca, as sole shareholder of Eyelevel China, appointing a representative (the “China Representative”) designated by Purchaser to sign all application forms and documents for purposes of completing the transfer of the shares of Eyelevel China; and

(C)              a short-form equity transfer agreement with respect to the transfer of the entire Shares in Eyelevel China by the Sellers to the Purchaser, in form and substance mutually agreed by the Purchaser and the Sellers, duly executed by the Sellers, the form attached hereto as Exhibit E (the “China Transfer Agreement”);

(x)               With respect to Eyelevel CZ, each of the following documents and instruments:

(A)              a resolution of a general meeting of Eyelevel CZ approving transfer of Shares (ownership interests) of each of the Sellers to the Purchaser hereunder in form of a Czech notarial deed and resolution of a general meeting of Eyelevel CZ approving Employment Agreements;

(B)              short form Czech law transfer agreement regarding transfer of Shares (ownership interests) in Eyelevel CZ, in substantially the form attached hereto as Exhibit F (“CZ Transfer Agreement”), duly executed by both Sellers;

(C)              a copy of up-to-date extract of Eyelevel CZ from the Czech commercial register;

(D)              a procedural power of attorney granted by the Sellers, in their capacity of directors of Eyelevel CZ, granted to a Czech attorney-at-law nominated by the Purchaser, for registration of the transfer of the Shares to the Czech commercial register (which power of attorney shall not be revoked without express prior consent of the Purchaser);

(E)               a certificate of the Sellers in their capacity of directors of Eyelevel CZ certifying as to: (1) the Memorandum of Association of Eyelevel CZ, as amended through the date of this Agreement (but without reflecting the transfer hereunder); (2) the resolutions adopted by the Sellers and the directors of Eyelevel CZ authorizing and approving the execution, delivery and performance by Eyelevel CZ of any Transaction Documents to which such Company is a party; and (3) the incumbency and signatures of the officers of such Company;

(F)               a list of shareholders of Eyelevel CZ executed by the Sellers in their capacity of directors confirming the Purchaser having become sole shareholder of Eyelevel CZ;

(G)              the Memorandum of Association of Eyelevel CZ, as amended through the date of this Agreement reflecting the transfer hereunder;

(H)              a waiver by each of the Sellers of any and all claims against Eyelevel CZ, to be at the same time accepted by the Sellers in their capacity of directors of Eyelevel CZ on its behalf, in substantially the form attached hereto as Exhibit G; and

(I)                 a spousal consent, regarding the transfer of Shares by the applicable Sellers, in substantially the forma attached hereto as Exhibit I, executed by the spouse of each Seller.

(xi)             With respect to Eyelevel Hong Kong, each of the following documents and instruments:

(A)              a certified copy of all resolutions of the directors and/or shareholders of Eyelevel Hong Kong approving (1) the entering into and completion of the transaction contemplated by this Agreement, in a form reasonably satisfactory to the Purchaser and (2) approval of transfer of Shares for Eyelevel Hong Kong;

(B)              (1) an instrument of transfer and (2) bought and sold notes in respect of the Shares in Eyelevel Hong Kong, duly executed by each of the Sellers (the “HK Instruments of Transfer”);

(C)              all corporate seals and chops of Eyelevel Hong Kong;

(D)              original share certificate for the Shares of Eyelevel Hong Kong and other documents reasonably required by the Purchaser for stamping purposes; and

(E)               a copy of the following: (1) all bank mandates; (2) bank statements and reconciliation statements; (3) all cheque books; (4) all credit cards; (5) the documents of title to the properties; (6) all current insurance policies and (7) all certificates regarding the Intellectual Property Assets of Eyelevel Hong Kong.

(xii)           With respect to Eyelevel UK, each of the following documents and instruments:

(A)              the bearer share warrants and share certificates for the Shares of Eyelevel UK;

(B)              such waivers, consents or other documents as the Purchaser may require to enable the Purchaser or its nominee(s) to become the registered holder of the Shares of Eyelevel UK;

(C)              duly executed powers of attorney in the agreed form from each of the Sellers in favour of the Purchaser or its nominee(s) to enable the beneficiary to exercise all rights attaching to the Shares of Eyelevel UK until the Purchaser or its nominee(s) becomes the registered holder of such Shares;

(D)              the security and authentication codes for the Companies House WebFiling service and Protected Online Filing Scheme for Eyelevel UK; and

(E)               a duly executed deed of termination in respect of any shareholders’ agreements to which Eyelevel UK is a party and releasing it absolutely and unconditionally from any liability arising out of or in connection with such agreements.

(d)   Purchaser’s Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, on the Closing Date, Purchaser shall deliver to the Sellers the following, all of which shall be deemed to be delivered simultaneously:

(ii)               The Closing Payment in accordance with the instructions set forth in the Disbursement Letter;

(i)                 The China Transfer Agreement, duly executed by Purchaser;

(ii)               The CZ Transfer Agreement, duly executed by Purchaser;

(iii)             The Australia Share Transfer Authorizations, duly executed by Purchaser; and

(iv)             The HK Instruments of Transfer;

9.                  Indemnification.

(a)    Survival. All representations and warranties of each of the Sellers and Purchaser in this Agreement shall survive the Closing and shall continue in full force and effect for eighteen (18) months after the date of this Agreement; provided, however, that:

(i) the representations and warranties in Section 6(j) (Taxes) (the “Tax Representations”) shall survive for the period of any applicable statute of limitations plus thirty (30) days; provided however, that (A) with respect to Eyelevel UK, the Tax Representations shall survive seven years from the Closing Date, (B) with respect to Eyelevel Brazil, the Tax Representations shall survive five (5) years from the Closing Date, and (C) with respect to Eyelevel Australia, the Tax Representations shall survive six (6) years from Closing Date, at which time such representations and warranties shall terminate; and

(ii) the representations and warranties in Section 5(a) (Authority), Section 5(b) (Enforceability), Section 5(d) (Title to Shares), and Section 5(f) (Brokers or Finders) shall survive for the period of any statute of limitations pursuant to applicable law, and

(iii) the representations and warranties in Section 6(a) (Organization), Section 6(b) (Company Subsidiaries), Section 6(d) (Capitalization; Indebtedness) the first two sentences of Section 6(n) (Title to Assets), and Section 6(aa) (Brokers or Finders) shall survive indefinitely.

The Sections referenced in the foregoing clauses (ii) and (iii) are referred to herein collectively as the “Unlimited Representations.” All covenants and other obligations of the Sellers and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable law) in accordance with the respective terms of such covenants and obligations. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any disclosures or other information provided in the Google Drive files made available to Purchaser by Sellers.

(b)   Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold harmless Purchaser and its directors, officers, shareholders, employees, agents, subsidiaries and affiliates (collectively, the “Purchaser Indemnified Persons”), and will reimburse the Purchaser Indemnified Persons for any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from any of the following:

(i)                 any inaccuracy or breach of any representation or warranty of the Sellers set forth in Section 5 or Section 6 of this Agreement or the Disclosure Schedule;

(ii)               any breach of any covenant or obligation of the Sellers or the Sellers’ Representative in this Agreement or any Transaction Document (other than the Restrictive Covenants);

(iii)             any Tax obligation or liability of any Company for time periods prior to and including the Closing Date (including any Tax liability accrued as at, or arising as a result of events, acts or transactions occurring on or prior to, that date), to the extent not reflected as a current liability in the Actual Net Working Capital;

(iv)             any liability incurred as a result of any Company’s operations prior to and including the Closing Date, except (A) to the extent such liability was accurately reflected as a current liability in the Actual Net Working Capital, (B) liabilities incurred in the ordinary course of business since the date of the Current Balance Sheet, and (C) liabilities under any Contract which are to be performed after the Closing and do not relate to any breach by such Company; or

(v)               any liability incurred as a result of the Sellers’ failure to make required filings and/or pay capital gains taxes with respect to Eyelevel China pursuant to Section 11(g).

(c)    Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Sellers, and will reimburse the Sellers for any Losses arising from any of the following:

(i) any inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement; or

(ii) any breach of any covenant or obligation of Purchaser in this Agreement or any Transaction Document.

(d)   Indemnification Limitation – Basket. The Sellers shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 9(b)(i), and no indemnification claims shall be brought against the Sellers under Section 9(b)(i), absent fraud, willful misconduct or intentional misrepresentation, until the aggregate amount of Losses thereunder exceeds US $166,667 (one hundred sixty-six thousand six hundred sixty-seven U.S. dollars) (the “Indemnification Basket”), at which point the Sellers will be obligated to indemnify the Purchaser Indemnified Persons from and against all Losses in excess of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to Losses arising under or related to (i) Section 9(b)(i) due to a breach of the Unlimited Representations or the Tax Representations, (ii) Sections 9(b)(ii), 9(b)(iii) and 9(b)(v), (iii) Section 9(b)(iv) except to the extent such Loss also arises under Section 9(b)(i), in which case it shall be subject to the Indemnification Basket, and (iv) any adjustment amount payable by the Sellers pursuant to Section 3(c).

(e)    Indemnification Limitation – Cap. The Sellers shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 9(b)(i), and no indemnification claims or any other claims shall be brought against the Sellers under Section 9(b)(i), absent fraud, willful misconduct or intentional misrepresentation, for damages in excess of the Purchase Price paid to the Sellers (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to damages arising under or related to (i) Section 9(b)(i) due to a breach of the Unlimited Representations or the Tax Representations, (ii) Sections 9(b)(ii) through 9(b)(v), and (iii) any adjustment amount payable by the Sellers pursuant to Section 3(c).

(f)    Right to Set Off. Upon notice to the Sellers’ Representative specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Section 9 on a dollar-for-dollar basis, against any amounts payable to the Sellers by Purchaser whether arising under Section 4 of this Agreement or otherwise. The exercise of such a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 4. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(g)    Indemnification Procedures and Other Limitations.

(i)                 An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The failure to provide such Third Party Claim notice shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 9, and then only to the extent of such prejudice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within thirty (30) days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Claiming Party a reasonable opportunity to respond to such Third Party Claim.

(ii)               If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall (a) conduct the defense of such Third Party Claim at its own expense, (b) subject to Section 9(d) and (e), as applicable, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and (c) settle such Third Party Claim, but shall not, without the consent of the Claiming Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto). If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal, or (y) such Third Party Claim is settled in accordance with this Section 9, resulting in liability on the part of the Claiming Party, then subject to the limitations set forth in Section 9(d) and (e), the Indemnifying Party shall pay the amount of such liability.

(iii)             If the Indemnifying Party disputes the claim for indemnification against it, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, in any manner the Claiming Party may deem appropriate. Once such dispute has been finally resolved in favor of indemnification by the Indemnifying Party by a court or other tribunal of competent jurisdiction or by mutual agreement of the Claiming Party and Indemnifying Party, subject to the provisions of Section 9(d) and (e), the Indemnifying Party shall within ten (10) days of the date of such resolution or agreement, pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith.

(iv)             Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds received by the Claiming Party or any of their respective affiliates and shall be net of any Tax Benefits to the Claiming Party or its affiliates in connection with the matter giving rise to the claim, provided that nothing herein shall be construed as an obligation of the Claiming Party to utilize such Tax Benefits or seek recovery under any insurance policy.  For the purposes of this Section 9(g)(iv), “Tax Benefit” means the actual, current year net Tax benefit from a loss, deduction or credit attributable to Losses determined in the first year in which such Losses are properly reported or claimed. Tax Benefit is calculated as the excess of (i) the Claiming Party’s Tax liability for such year, excluding such Tax items attributed to Losses over (ii) the Claiming Party’s actual liability for Taxes for such taxable year including such Tax items attributed to Losses, calculated by taking into account any Tax items attributed to Losses as the last items claimed for such taxable year. Further, any indemnity payment with respect to Eyelevel UK shall be net of any Taxes which the Claiming Party incurs upon the receipt of such payment such that the Claiming Party receives after-tax consideration equal to the indemnification amount.

(v)               For purposes of determining whether a breach of a representation or warranty under Section 5 or 6 has occurred and calculating Losses in connection with a claim for indemnification under this Section 9, each representation or warranty that contains any qualification as to “materiality” or “material adverse effect” or “material adverse change” shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Section 9; provided, however, that the provisions of this Section 9(g)(v) shall not apply with respect to the representations and warranties contained in Sections 6(e) (Financial Statements) and 6(k) (No Material Adverse Change).

(vi)             No Losses may be claimed under Section 9(b) or 9(c) by a Claiming Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 3.

(vii)           Except with respect to any Loss that is the result of fraud, intentional misrepresentation or willful misconduct on the part of the other party or any of its affiliates, each of the parties hereto agrees that, from and after the Closing, its exclusive remedy with respect to any and all claims relating to breaches of representations and warranties of this Agreement shall be indemnification pursuant to Section 9; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement.

(viii)         The parties agree that all adjustments pursuant to this Section 9 (including without limitation Section 11) shall be an adjustment to the Purchase Price and in the case of Eyelevel UK shall be a deemed refund of the share purchase price.

10.              Other Agreements and Covenants.

(a)    Accounts Receivable; Inventory.

(i)                 If, as of the close of business on the one-hundred eightieth (180th) day following the Closing Date, Purchaser shall not have collected the full face amount of the Accounts Receivable reflected in the Actual Net Working Capital, then the Sellers jointly and severally agree that Purchaser may, at the Purchaser’s option, assign good and marketable title to any unpaid Accounts Receivable to the Sellers free and clear of any Encumbrances, and shall promptly make payment to Purchaser in case by wire transfer of immediately available funds of the uncollected amount of such Accounts Receivable (less adjustments for bad debts on the books of the Companies as of the Closing). Purchaser shall use commercially reasonable efforts after the Closing to collect all Accounts Receivable and which efforts shall be no less than the efforts generally utilized by Purchaser with respect to its own accounts receivable, but Purchaser shall not be required to commence any legal action in connection with such collection efforts. Upon the assignment of any such unpaid Accounts Receivable, (A) Sellers’ Representative may take such commercially reasonable actions, at the Sellers’ sole cost and expense, as Sellers’ Representative deems advisable with respect to the collection thereof, (B) all proceeds from such collection actions shall be the property of Sellers, and (C) any sums paid to Purchaser on account of such assigned Accounts Receivable shall be promptly paid to Seller or as Sellers’ Representative directs. All costs relating to the assignment of the receivables (including fees of the process servers) pursuant to this Section 10(a) shall be borne by the Sellers and promptly reimbursed by the Sellers to Purchaser or as Purchaser directs.

(ii)               If (A) any of the Inventory (other than with respect to adidas) reflected in the Actual Net Working Capital is not sold within eleven (11) months following the Closing Date or (B) any of the Inventory with respect to adidas reflected in the Actual Net Working Capital is not sold within thirteen (13) months following the Closing Date, then the Sellers jointly and severally agree that, at Purchaser’s option, the Sellers shall promptly make payment to Purchaser in cash by wire transfer of immediately available funds in an amount equal to the value of such Inventory (as reflected in the Actual Net Working Capital). Purchaser shall cause the Companies to use reasonable efforts after the Closing to sell the Inventory in the ordinary course of business and consistent with past practices of the International Business and to the extent practical, prior to the sale of any inventory that is acquired by the Purchaser after the Closing Date. Any Inventory not sold with such 11-month period for which Purchaser has received a credit hereunder shall be assigned and delivered, at Sellers’ expense, to Sellers with an appropriate and customary bill of sale evidencing assignment of good and marketable title to such Inventory (the “Repurchased Inventory”), free and clear of any liens, claims or other encumbrances. All proceeds, if any, received by the Companies or Purchaser from the sale of items of Inventory for which Purchaser has received a credit hereunder shall be promptly paid to Sellers or as the Sellers’ Representative directs. The Sellers may elect to store such unsold inventory at the International Business’ facility on a rent-free basis until such Inventory is sold by Sellers. Purchaser agrees to sell such Repurchased Inventory under its own name in the ordinary course of business and on a first in-first out basis, and the net sales proceeds thereof, if any, shall be paid to the Sellers to the extent of the cost of such Repurchased Inventory as reflected in the Actual Net Working Capital, any net sales proceeds which exceed such cost as to each item of Repurchased Inventory shall be retained by Purchaser, and the Sellers shall deliver good and marketable title to the purchaser of such Repurchased Inventory, free and clear of any liens, claims or other encumbrances caused by the Sellers upon the sale of such Repurchased Inventory by Purchaser.

(iii)             Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Section 10(a) against amounts otherwise payable under Section 4. The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 4. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. In the event that any suit or action is instituted by Seller or Sellers’ Representative in relation to the exercise of a right of set-off by Purchaser hereunder, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party incurred in connection with such dispute.

(b)   Registration Matters. Purchaser agrees to file with the SEC, as soon as reasonably practicable following the date the initial Earn-Out Payment that becomes due and payable to Sellers, a re-sale registration statement on Form S-3 (such registration statement, and the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Registration Statement”) under the Securities Act, with respect to all of the Earn-Out Shares that have been issued, may be issuable, or may become issuable to Sellers pursuant to Section 4. Purchaser shall take all commercially reasonable action necessary to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof with the SEC, and at such time as the Registration Statement is declared effective by the SEC, all restrictions on selling or otherwise disposing of the Earn-Out Shares shall be removed and the Earn-Out Shares (to the extent then outstanding) shall be freely and immediately tradable and free and clear of any and all Encumbrances, subject only to Section 4(f)(iii).

(c)    Non-Competition and Non-Solicitation.

(i)                 Term. The “Non-Competition Period” shall mean the period beginning on the date hereof and ending on the earlier of (A) the 2nd (second) anniversary of the date of the last Earn-Out Payment made to Sellers or (B) the 5th (fifth) anniversary of the date hereof.

(ii)               Non-Competition. Each Seller agrees and consents that there exists valid and sufficient consideration and agrees that during the Non-Competition Period, such Seller shall not, directly or indirectly, in any manner (whether as an owner, stockholder, officer, director, partner, manager, joint venturer, employee, independent contractor, consultant, agent or otherwise), except on behalf of for the benefit of the Purchaser or the International Business:

A)                engage or participate in any business activity that is directly or indirectly in competition with any activities of the International Business as currently conducted by the Companies or Eyelevel US in the jurisdictions listed on Schedule 10(c) of the Disclosure Schedule.

B)                 solicit, place, market, service, accept, aid, consult or do business with any customer or account of the International Business that has done business with the International Business within the twelve (12) month period prior to the Closing in connection with a business or for a purpose that is competitive with the Business.

(iii)             Non-Solicitation. Each Seller agrees that during the Non-Competition Period, such Seller shall not, directly or indirectly, in any manner (whether as an owner, stockholder, officer, director, partner, manager, joint venturer, employee, independent contractor, consultant, agent or otherwise), solicit for employment or other services, or employ or engage as a consultant or otherwise, (i) any supplier and/or vendor of the International Business in connection with a business that is competitive with the International Business, or (ii) any then current employee of Purchaser or its affiliates.

(iv)             Exclusions. Notwithstanding the foregoing, nothing in this Section 10(c) shall prevent any Seller from (i) seeking or accepting employment with any company or entity which is not engaged in business competitive with the International Business, or (ii) owning less than 1% of the equity of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market.

(v)               Remedies. If any Seller breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 10(c) (the “Restrictive Covenants”), Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced against such Seller by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity.

(vi)             Modification of Restrictive Covenants. If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 10(c) will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

(vii)           Acknowledgement. The Sellers acknowledge that each of the protective restrictions agreed to by them is reasonable, having regard to the interests of each of the parties to this Agreement, and that they are necessary to protect the interests of the Purchaser. The parties further acknowledge that the duration and calculation of the term specified in Section 10(c)(i) hereto are appropriate, given both the economic considerations related to the Earn-Out Period (specifically the payment of additional Purchase Price based on EBITDA achieved during the course of the Earn-Out Period), and the mutual rights and obligations of the parties in connection with the management of the Business during the Earn-Out Period.

(d)   General Releases.

(i)                 Effective as of the Closing Date, each Seller does hereby unconditionally and irrevocably forever release and discharge the Companies and each of their respective officers and directors and their affiliates, employees and agents from (A) all obligations and liabilities to such Seller, (B) all agreements and understandings involving any Company and such Seller other than this Agreement, and (C) all claims and causes of action (whether at law or in equity) such Seller has or may have against any Company or any of its officers, directors, employees, agents or affiliates arising in connection with such Seller’s ownership of the Shares or status as a shareholder of such Company (but not any other status) during any period on or prior to the Closing Date, other than without limitation (x) any rights of such Seller as an employee of, or vendor or independent contractor to, such Company, including, without limitation, the right to any accrued but unpaid compensation, perquisites or other benefits due such Seller as an employee of, or vendor or independent contractor to, such Company or such Subsidiary as of the Closing Date, (y) any rights under this Agreement or any certificate delivered pursuant to this Agreement, and (z) any rights of directors and officers of such Company to indemnification and exculpation pursuant to the organizational documents of such Company.

(ii)               Effective as of the Closing Date, the Purchaser, each Company and each of their respective officers, directors, affiliates, employees and agents does hereby unconditionally and irrevocably forever release and discharge each Seller from (A) all obligations and liabilities to such persons, (B) all agreements and understandings involving such persons and such Seller, and (C) all claims and causes of action (whether at law or in equity) such persons has or may have against any Seller arising in connection with such Seller’s former ownership of the Shares during any period on or prior to the Closing Date. Nothing set forth herein shall serve to release the Seller from any obligations, liabilities, claims or causes of action arising under this Agreement and the instruments and documents delivered pursuant to this Agreement.

(e)    Further Assurances. Each party hereto further agrees to promptly execute all additional documents and take all other action necessary or appropriate as reasonably requested to effect the purposes of this Agreement.

(f)    Post-Closing Deliveries with respect to Companies.

(i)                 Eyelevel Brazil. Purchaser and Sellers (and their duly appointed representatives in Brazil) shall cause to be executed (in three original executed counterparts) and filed with the Commercial Registry in Brazil the Amendment to Eyelevel Brazil’s articles of association, reflecting the transfer of the quotas of Eyelevel Brazil (the “Eyelevel Brazil Amendment”);. In addition, Sellers and Purchasers shall cause to be updated (A) the foreign direct investment registry of Eyelevel Brazil with the Central Bank of Brazil and (B) Eyelevel Brazil’s enrollments before (1) the Federal Tax Revenue Service, (2) the Social Security Institute, and (3) any additional applicable municipal and state bodies where registered.

(ii)               Eyelevel China. The China Representative, on behalf of Sellers, or Sellers, as applicable, shall deliver and cause to be delivered to Purchaser true and correct copies (with respect to (A)) or the originals (with respect to (B) – (E)) of the following documents immediately upon receipt of the same:

(A)              a capital verification report issued by an accountant stating the full amount of capital payments made to Eyelevel China by Sellers as of the date hereof, as well as an updated business license issued to Eyelevel China verifying such amount of paid-in capital.

(B)              true and complete copies of application letters and documents submitted to the competent Chinese governmental authority for the transfer of the entire Shares in Eyelevel China by the Sellers to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;

(C)              true and complete copy of the acceptance letter issued by the competent Chinese governmental authority of the application for the transfer of the entire Shares in Eyelevel China by the Sellers to the Purchaser;

(D)              the approval certificate, approval letter, and the updated business license of Eyelevel China issued by the competent Chinese governmental authorities, evidencing the completion of the transaction contemplated hereunder with respect to the entire Shares in Eyelevel China and

(E)               a copy of the tax payment certificate evidencing the filing and/ or settlement of the capital gain tax for the equity transfer in accordance with applicable Chinese tax laws.

(iii)             Eyelevel Russia. Sellers and Purchaser shall cooperate in good faith to consummate the Russian Closing and provide all documentation and take all such actions as set forth on Exhibit I hereto.

(iv)             Eyelevel Hong Kong. Sellers shall provide to Purchaser within twenty (20) days after the Closing: (A) the most recent audited financials of Eyelevel Hong Kong and (B) the bridging management accounts for the three (3) months prior to closing, in order to satisfy stamping requirements in Hong Kong.

(v)               General. To the extent that the transfer of Shares, including any governmental or other filing related thereto, of any of the Companies is not completed by the Closing Date, Sellers hereby agree to cooperate fully with Purchaser after the Closing Date to deliver such documentation and take such further actions necessary to consummate the transfer of Shares as contemplated hereunder. In addition, Sellers shall deliver any such documents and take any such actions after the Closing Date as are necessary to appoint additional directors or officers of any of the Companies as designated by Purchaser.

11.              Tax Matters.

(a)    Cooperation. Sellers and Purchaser agree to provide each other with such assistance and access to records as may be reasonably requested by the others in the preparation of any Tax Returns, any audit by a taxing authority, or any judicial proceedings relating to liabilities for Taxes.

(b)   Tax Returns. Sellers’ Representative shall prepare and timely file all Tax Returns of each Company due after the Closing Date for Tax periods, including without limitation, Tax returns for the stub period ending on the Closing Date (the “Pre-Closing Returns”), on a basis consistent with historic procedures and practices and accounting methods of such Company, except as otherwise required by law. Each Pre-Closing Return shall be submitted to Purchaser at least ninety (90) days prior to the due date for the filing of such Pre-Closing Return (or, if earlier, the due date of such Pre-Closing Returns, taking into account any valid extensions of time to file) for Purchaser’s review, comment and approval. If the parties are unable to resolve any dispute within forty-five (45) days of the due date of any such Pre-Closing Returns (giving effect to any extensions thereto), such dispute shall be resolved by an Accounting Firm in accordance with the procedures of Section 3(b)(iii) and that in resolving any such dispute the Accounting Firm shall adopt the Tax position that is “more likely than not to be sustained,” and shall assume that the matter has already been identified by the appropriate taxing authority. Notwithstanding the foregoing, Pre-Closing Returns for Eyelevel CZ shall be submitted for Purchaser’s review at least ten (10) days prior to the due date for such filing, and if parties are unable to resolve any dispute within ten (5) days thereafter such dispute shall be resolved by an Accounting Firm in accordance with the terms of this Section 11(b).

(c)    Liability for Taxes. Except for Tax liabilities of the Companies that are reflected as current liabilities in the final determination of Actual Net Working Capital, within three (3) business days after the delivery of written demand from any Company, Sellers shall reimburse such Company for all Taxes of such Company for any Tax period ending on or before the Closing Date and for the Sellers’ portion of all Taxes of such Company for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”); provided however that any such Taxes due and payable with respect to Eyelevel UK shall be timely paid directly from the Sellers to the applicable Tax authorities; provided further that any such Taxes due and payable with respect to Eyelevel Russia shall be timely paid directly from the Sellers to the Purchaser. Each Company shall be responsible for all Tax liabilities of such Company for any Tax period that begins after the Closing Date and for its portion (not being the Sellers’ portion) of all Tax liabilities of such Company for any Straddle Period. Interest, penalties, or other additions to Tax related to any Tax period ending on or before the Closing Date or the Sellers’ portion of any Tax liabilities arising in respect of any Straddle Period shall be treated as occurring prior to the Closing, regardless of when such items are actually incurred or assessed. For the purposes of this Section 11(c), any Tax liability relating to Eyelevel UK which is discharged by the use or set-off of a Relief taken into account in the calculation of Actual Net Working Capital or arising by reference to any event occurring after Closing shall be treated as having arisen and become payable despite such discharge. “Relief” shall mean any loss, relief, allowance, deduction or right to repayment of Tax.

(d)   Proration of Straddle Period Taxes. The parties agree to use the rules in this Section 11(d) for determining each Company’s Tax liabilities that relate to the Straddle Period (such Tax liabilities being the “Sellers’ portion” for the purposes of Section 11(c)). With respect to Taxes measured by or imposed on income, profits, sales, value added, receipts, uses, wages, or other payments or accruals to or from other persons, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be the amount that would be payable if such Company filed a separate Tax Return solely for the portion of the Straddle Period ending on the Closing Date. In the case of all other Taxes, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be prorated based on the number of days in the portion of the Straddle Period ending on the Closing Date relative to the total number of days in the entire Straddle Period.

(e)    Audits. The parties agree that this Section 11(e) exclusively governs any audit or other proceeding relating to any Pre-Closing Return and any Tax Return filed on or before the Closing Date (collectively the “Prior Period Returns”). After the Closing Date, Purchaser shall promptly notify the Sellers’ Representative in writing of any notice of audit or other proceeding or Tax claim involving Prior Period Returns; provided, however, that Purchaser’s failure to notify the Sellers’ Representative of any of the foregoing events or actions shall not limit or otherwise contravene the rights of any Claiming Party hereunder unless such failure materially prejudices the rights of Sellers. Purchaser shall have the right to control the conduct of any Tax claim related to the Prior Period Returns; provided, however, that the Purchaser shall keep the Sellers’ Representative informed of all developments on a timely basis, shall provide to the Sellers’ Representative copies of any and all correspondence received from the Tax authority related to such Tax claim and shall (to the extent permitted by the relevant Tax authority) provide the Sellers’ Representative, at the Sellers’ Representative’s expense, with the opportunity to attend and participate in all conferences, hearings and other meetings relating to such audit, other proceeding or Tax claim. The Purchaser shall not settle any such Tax claim with respect to any Prior Period Return without the Sellers’ Representative’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned if such Tax claim may result in any Tax liability for which the Sellers may be liable under this Agreement.

(f)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by the Sellers (except with respect to Eyelevel UK, where such amounts shall be borne by the Purchaser).

(g)    Capital Gain Tax With Respect to Transfer of Eyelevel China. Sellers shall perform tax filing with the competent Chinese tax authority in charge of Eyelevel China for gains derived from the transfer of the entire Shares in Eyelevel China as contemplated herein within seven (7) days from the date when the applicable portion of the Purchase Price therefor is received by Sellers. Sellers shall compensate Purchaser and Eyelevel China for any losses incurred due to Sellers’ failure in timely settling the capital gain tax in accordance with applicable Chinese tax laws and the requirement of the tax authorities.

(h)   Eyelevel UK. To the extent that any Tax obligation or liability of Eyelevel UK arises for time periods prior to and including the Closing Date (including any Tax liability accrued as at, or arising as a result of events, acts or transactions occurring on or prior to, that date), to the extent not reflected as a current liability in the Actual Net Working Capital, the Sellers hereby agree to pay an amount equal to such Tax liability to the Purchasers promptly after notification thereof.

(i)     Withholding Tax with Respect to Eyelevel Brazil. Purchaser is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers, the amount of the Brazilian withholding income tax due on and attributable to the amount of any capital gain included within the Purchase Price. The amounts to be withheld will be calculated and determined by the Sellers, who will in writing instruct the Purchaser to withhold such amounts, as so determined by the Sellers’ calculations. The Sellers will send to the Purchaser their calculations of the amounts to be withheld, along with all the relevant information from the Sellers in order to proceed with the payment of the Purchase Price, including a printed screen of the Electronic Declaratory Module Registry of Direct Foreign Investment (RDE-IED) maintained in the Sisbacen System of the Central Bank of Brazil showing Sellers’ total registered historical cost of the investment. The Sellers shall hold Purchaser harmless and indemnified from any claims from the Brazilian Federal Revenue Service that may arise out of such determination, provided that Purchaser shows the Sellers the receipt that the withholding income tax was paid according to the Sellers’ instructions. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of whom such deduction and withholding was made.

12.              Fees and Expenses. Sellers will bear all of Sellers’ and the Companies’ costs and expenses (including attorneys’ fees, accountants’ fees, brokers’ fees, finders’ fees, and other professional fees and expenses) in connection with the review, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Purchaser will bear all of Purchaser’s costs and expenses in connection with the review, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(a)                Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding the foregoing, any Dispute relating to share title of Eyelevel Russia shall be resolved under the applicable laws of the Russian Federation.

13.              Disclosure Schedule. The Disclosure Schedules will be arranged in sections corresponding to the numbered and lettered Sections. If a disclosure is made in one of or in any Section of any of the Disclosure Schedule, such disclosure will be deemed disclosed on such other Section or Sections of the Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Section or Sections is reasonably apparent on its face from a plain reading thereof, notwithstanding the omission of a reference or cross reference thereto. Nothing in the Disclosure Schedule will be adequate to disclose an exception to any representation or warranty unless the applicable disclosure identifies the exception with reasonable particularity and describes the facts relating to such exception in reasonable detail.

14.              Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but will not be assignable or delegable by Sellers, on the one hand, or Purchaser, on the other hand, without the prior written consent of the other parties hereto, provided, however, that Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of any of the Sellers (i) to an affiliate of Purchaser so long as the affiliate assumes Purchaser’s obligations hereunder, and (ii) in connection with a sale of all or substantially all of Purchaser’s or the Companies’ assets so long as the assignee assumes Purchaser’s obligations hereunder; provided, further, however, no such assignment shall limit Purchaser’s obligations hereunder which shall remain primary together with any such assignee.

15.              Amendment and Waiver. This Agreement, or any provision hereof, may be amended or waived as mutually agreed in writing by Purchaser and the Sellers’ Representative. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement.

16.              Counterparts. The parties may execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same instrument. The parties may deliver executed signature pages to this Agreement by means of facsimile, electronic mail or portable document format(.pdf), each of which shall have the force and effect of an original.

17.              Notices. All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

(a)	If to the Sellers, to the Sellers’ Representative:

Tomas Baca
c/o Eyelevel, s.r.o.
Prague 4
Kamýk, K Lesu 345/3
Postal Code 142 00
Fax: (___) _____________

(b)	If to the Purchaser:

InnerWorkings, Inc.
600 West Chicago, Suite 850
Chicago, Illinois 60654
Attention: Joseph Busky
Fax: (312) 642-3704

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.

18.              No Third Party Beneficiaries. Except with respect to reimbursements of Taxes to any of the Companies under Section 11(c) hereto, no person or entity who is not a party to this Agreement shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

19.              Arbitration.

(a)                Except with respect to the Restrictive Covenants, in any action, suit, dispute or other proceeding brought in respect of this Agreement or in respect of the breach, termination, enforcement, interpretation or validity thereof (collectively, a “Dispute”), Purchaser shall appoint one nominee/representative who shall in good faith attempt to resolve such Dispute with Sellers’ Representative (collectively, the “Dispute Representatives”). In the event such Dispute is not settled by the Dispute Representatives within fifteen (15) days from the appointment of the Dispute Representatives, the Dispute shall be referred to arbitration in accordance with this Section 19.

(b)               All Disputes shall be exclusively settled by binding arbitration in Chicago, Illinois before a single arbitrator (the “Tribunal”). The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules (the “Arbitration Rules”) then in effect. If the parties cannot agree to an arbitrator within ten (10) days following referral of the Dispute to AAA, the arbitrator shall be appointed in accordance with the Arbitration Rules.

(c)                The award of the Tribunal shall be final, conclusive and binding upon the parties to such Dispute, and the parties shall be entitled (but not obligated) to enter judgment thereon in any court of competent jurisdiction. The successful or prevailing party of any arbitration or other legal proceeding shall be entitled to recover from the other party all of such party’s costs and related expenses in connection with such arbitration or other legal proceeding, including, without limitation, reasonable attorneys’ fees and costs.

(d)               When any Dispute is referred to arbitration, except for the matters under Dispute, the parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(e)                The Tribunal shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Each party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Tribunal.

(f)                Notwithstanding the foregoing, this Section 19 shall not apply to any Dispute arising under Section 10(c) hereof.

20.              Attorneys’ Fees. If a claim in arbitration is initiated by either party to interpret or enforce any provision of this Agreement or otherwise with respect to any claim or dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees, court costs and all other out-of-pocket expenses, including expert fees and costs of discovery, from the non-prevailing party.

21.              Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (and any other instruments executed and delivered in connection herewith), and the Transaction Documents, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Exhibits or the Schedules attached hereto, or the Transaction Documents. To the extent that the terms of this Agreement conflict with the terms of the China Transfer Agreement, the parties hereto agree that the terms hereof shall prevail.

22.              “Knowledge” Defined. Where any representation or warranty contained in this agreement is expressly qualified by reference to the “knowledge” of the Sellers, such term shall mean the facts or other information that are actually known by any Seller and that such Seller should be reasonably expected to know after due inquiry as of the date of this Agreement. For this purpose, “due inquiry” means (i) review of the relevant Sections of this Agreement and corresponding Schedules of the Disclosure Schedule and (ii) reasonable inquiry of individual officers or other management-level employees of the Companies who are likely to have knowledge of the particular subject matter.

23.              Sellers’ Representative.

(a)             Each Seller, on behalf of itself and each of its successors, assigns and heirs, hereby irrevocably appoints Tomas Baca, as such Seller’s representative and exclusive agent (the “Sellers’ Representative”), to act on behalf of such Seller in connection with, and to facilitate, any and all transactions arising from, in connection with an incident to the transactions contemplated hereby. In such capacity, Sellers’ Representative shall have the sole and exclusive power and authority to perform all actions required or permitted to be performed by Sellers’ Representative on behalf of Sellers under this Agreement or any other Transaction Document. A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision, act, consent or instruction from Sellers and shall be final, binding and conclusive as to Sellers. Purchaser may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of Sellers. Purchaser is hereby relieved from any liability to any persons for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative. In furtherance of the foregoing, any reference to a power of Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in Sellers’ Representative.

(b)                  Sellers’ Representative shall have no liability to any Seller with respect to actions taken or omitted to be taken in Sellers’ Representative’s capacity as Sellers’ Representative, except with respect to any liability resulting from Sellers’ Representative’s gross negligence or willful misconduct. Sellers’ Representative shall be entitled to rely upon any directions received from any Seller; provided, however, that Sellers’ Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Sellers’ Representative, unless Sellers’ Representative has been provided with funds, security or indemnities which, in the sole determination of Sellers’ Representative, are sufficient to protect Sellers’ Representative against the costs, expenses and liabilities which may be incurred by Sellers’ Representative in responding to such direction or taking such action. Sellers’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as Sellers’ Representative shall deem necessary in connection with exercising Sellers’ Representative powers and performing Sellers’ Representative function hereunder and (in the absence of bad faith on the part of Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. Sellers’ Representative shall be entitled to reimbursement by Sellers, in proportion to each such Seller’s equity ownership of the Companies immediately prior to the Closing, for all reasonable expenses, disbursements and advances (including fees and disbursements of Sellers’ Representative counsel, experts and other agents and consultants) incurred by Sellers’ Representative in such capacity, and for indemnification, by Sellers, against any loss, liability or expenses arising out of actions taken or omitted to be taken in Sellers’ Representative capacity as Sellers’ Representative (except for those arising out of Sellers’ Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

24.              Public Announcements. No party to this Agreement shall make or issue any press release or public document or statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties; provided, however, that no consent shall be necessary for making such public announcements or disclosures as may be required by, or deemed advisable by legal counsel pursuant to, applicable law or the rules of any stock exchange or national securities association.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Closing Date. Each of the parties hereto acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

PURCHASER:

InnerWorkings, INC.

By:	/s/ Joseph Busky
Name:	Joseph Busky
Its:	Chief Financial Officer

SELLERS:

/s/ Tomas Baca
Tomas Baca

/s/ Filip Zak
Filip Zak